Exhibit 10.9

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ATLAS TC HOLDINGS LLC

DATED AS OF FEBRUARY 14, 2020

THE LIMITED LIABILITY COMPANY INTERESTS IN ATLAS TC HOLDINGS LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

Table of Contents

		Page

Article I DEFINITIONS		2
Section 1.1	Definitions	2
Section 1.2	Interpretive Provisions	27

Article II ORGANIZATION OF THE LIMITED LIABILITY COMPANY		28
Section 2.1	Formation	28
Section 2.2	Filing	28
Section 2.3	Name	28
Section 2.4	Registered Office: Registered Agent	28
Section 2.5	Principal Place of Business	28
Section 2.6	Purpose: Powers	28
Section 2.7	Term	29
Section 2.8	Intent	29

Article III CLOSING TRANSACTIONS		29
Section 3.1	Purchase Agreement Transactions	29

Article IV OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS		29
Section 4.1	Authorized Units; General Provisions with Respect to Units	29
Section 4.2	Voting Rights	32
Section 4.3	Capital Contributions: Unit Ownership	32
Section 4.4	Capital Accounts	33
Section 4.5	Other Matters	33
Section 4.6	Redemption of Common Units	33
Section 4.7	Representations and Warranties of the Members	39
Section 4.8	Preferred Units	40

Article V ALLOCATIONS OF PROFITS AND LOSSES		56
Section 5.1	Profits and Losses	55
Section 5.2	Special Allocations	57
Section 5.3	Allocations for Tax Purposes in General	60
Section 5.4	Other Allocation Rules	60

Article VI DISTRIBUTIONS		61
Section 6.1	Distributions	61
Section 6.2	Tax-Related Distributions	62
Section 6.3	Distribution Upon Withdrawal	62

Article VII MANAGEMENT		63
Section 7.1	Managing Member Rights; Fiduciary Duties	63
Section 7.2	Officers	63
Section 7.3	Warranted Reliance by Officers on Others	64
Section 7.4	Indemnification.	64

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Table of Contents (cont'd)

ii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ATLAS TC HOLDINGS LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) of Atlas TC Holdings LLC, a Delaware limited liability company (the “Company”), is entered into as of February 14, 2020, by and among Atlas Technical Consultants, Inc., a Delaware corporation (“PubCo”), and each other Person who is or at any time becomes a Member (each, a “Party” and collectively, the “Parties”) in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on July 30, 2019, and was originally governed by the Limited Liability Company Agreement of the Company, dated as of July 30, 2019 (the “Existing LLC Agreement”);

WHEREAS, prior to giving effect to the transactions contemplated by the Purchase Agreement and the Subscription Agreement (each as defined below), the Company was wholly owned by PubCo;

WHEREAS, on August 19, 2019, the Company, PubCo and Atlas Technical Consultants Holdings LP, a Delaware limited partnership (“Atlas”) entered into that certain Unit Purchase Agreement (as amended, modified or supplemented from time to time, the “Purchase Agreement”), pursuant to which, among other things, Atlas transferred 100% of the Interests in Atlas Intermediate Holdings LLC to Atlas TC Buyer LLC, a wholly owned subsidiary of the Company (“Buyer”), in exchange for $395,470,111.91, 23,902,989 shares of Class B Common Stock and 23,902,989 Common Units;

WHEREAS, on February 14, 2020, the Company, and GSO COF III AIV-2 LP (“GSO”) entered into that certain Subscription Agreement (as amended, modified or supplemented from time to time, the “Subscription Agreement”), pursuant to which, among other things, GSO agreed to contribute $141,840,000 to the Company in exchange for 145,000 Preferred Units;

WHEREAS, as of the Effective Time, Atlas and PubCo are the sole Members of the Company;

WHEREAS, the Members desire to amend and restate the Existing LLC Agreement as of the Effective Time to reflect (a) the consummation of the transactions contemplated by the Purchase Agreement and the Subscription Agreement, (b) PubCo’s designation as the sole managing Member of the Company (in its capacity as managing Member as applicable, the “Managing Member”), and (c) the rights and obligations of the Members that are enumerated and agreed upon in the terms of this Agreement effective as of the Effective Time;

WHEREAS, each Common Unit (other than any Common Unit held by PubCo and its wholly owned Subsidiaries) may be redeemed, at the election of the holder of such Common Unit (together with the surrender and delivery by such holder of one share of Class B Common Stock), for one share of Class A Common Stock in accordance with the terms and conditions of this Agreement; and

WHEREAS, this Agreement shall supersede the Existing LLC Agreement in its entirety as of the date hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“Acquired EBITDA” means, with respect to any Acquired Entity or Business (a “Pro Forma Entity”) for any period, as the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Company and its Subsidiaries in the definition of “Consolidated EBITDA” were references to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a) credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person in question. For purposes of this Agreement, (i) no Member shall be deemed to be an Affiliate of any other Member, (ii) no Member (other than the Managing Member) shall be deemed to be an Affiliate of the Company or any Subsidiary of the Company and (iii) other than for purposes of Sections 4.8(j), 7.4, 8.4 and 12.16 hereof, The Blackstone Group Inc. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, advised, sub-advised or controlled by The Blackstone Group Inc. (other than GSO Capital Partners LP and all private equity funds, parallel investment entities, and alternative investment entities owned, managed, advised, sub-advised or controlled by GSO Capital Partners LP) shall not be considered or otherwise deemed to be an “Affiliate” of GSO.

“Agreement” is defined in the preamble to this Agreement.

“All-In Yield” means, as to any Indebtedness, the effective yield on such Indebtedness and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below), any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination, or similar devices and all customary fees, including upfront or similar fees or original issue discount (amortized over the shorter of (a) the remaining weighted average life to maturity of such Indebtedness and (b) the four years following the date of incurrence thereof) payable generally to lenders or other institutions providing such Indebtedness, but excluding any arrangement, syndication, commitment, structuring, ticking or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders or other holders of such Indebtedness; provided that with respect to any Indebtedness that includes a “LIBOR floor” or “Base Rate floor,” (i) to the extent that the LIBO rate or alternate base rate (or the equivalent applicable terms) (without giving effect to any floors in such definitions), as applicable, on the date that the All-In Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the All-In Yield and (ii) to the extent that the LIBO rate or alternate base rate (or the equivalent applicable terms) (without giving effect to any floors in such definitions), as applicable, on the date that the All-In Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the All-In Yield.

“Atlas” is defined in the recitals to this Agreement.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Bipartisan Budget Act” means Title XI of the Bipartisan Budget Act of 2015, as may be amended from time to time (or any corresponding provisions of succeeding law), and any related provisions of law, including court decisions, regulations and administrative guidance.

“Board” means the board of directors of PubCo.

“Borrower” means Atlas Intermediate Holdings LLC and any successor entity thereto.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by law to close in New York, New York or Houston, Texas.

“Business Opportunities Exempt Party” is defined in Section 8.4.

“Call Election Notice” is defined in Section 4.6(f).

“Call Right” is defined in Section 4.6(f).

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with Section 4.4.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.

“Capitalized Leases” means all leases that have been, in accordance with GAAP as in effect on December 31, 2018, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and its Subsidiaries.

“Cash Election” is defined in Section 4.6(a)(iv) and shall also include PubCo’s election to purchase Common Units for cash pursuant to an exercise of its Call Right set forth in Section 4.6(f).

“Cash Election Amount” means with respect to a particular Redemption for which a Cash Election has been made, (i) if the Class A Common Stock trades on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (A) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Election had not been made and (B) the average of the volume-weighted closing price for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system, as applicable, on which the Class A Common Stock trades, as reported by Bloomberg, L.P. or its successor, for each of the ten consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock; and (ii) if the Class A Common Stock is not then traded on a U.S. securities exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (A) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Election had not been made and (B) the Fair Market Value of one share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Cash Election Notice” is defined in Section 4.6(a)(iv).

“Class A Common Stock” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Common Stock” means, as applicable, (a) the Class B Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class B Common Stock or into which the Class B Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Closing Date Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of the date hereof as determined in accordance with Code Section 704(b) and after giving effect to the transactions contemplated by the Purchase Agreement and the Subscription Agreement, the amount or deemed value of which is set forth on the books and records of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Commission” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Commitment Letter” means those certain commitment and fee letters dated August 12, 2019 delivered to PubCo by Macquarie Capital (USA) Inc., Macquarie Capital Funding LLC and Natixis, New York Branch, each as amended on January 23, 2020.

“Common Unitholder” means a Member that holds Common Units.

“Common Units” means the common units of limited liability company interests issued hereunder and shall also include any Equity Security of the Company issued in respect of or in exchange for Common Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Company” is defined in the preamble to this Agreement.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative” has the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets plus (B) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest expense in accordance with GAAP plus (C) the implied interest component of synthetic leases with respect to such period plus (D) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments plus (E) bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus (F) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program;

(ii) provision for taxes based on income, profits or capital, including federal, provincial, territorial, foreign, state, local, franchise, excise, and similar taxes and foreign withholding paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto);

(iii) Non-Cash Charges;

(iv) extraordinary expenses, losses or charges (as defined in GAAP prior to the effectiveness of FASB ASU 2015-01);

(v) unusual or non-recurring expenses, losses or charges (including any unusual or non-recurring operating expenses, losses or charges directly attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses and operating improvements (including related to new product introductions), systems development and establishment costs, recruiting fees, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations and professional and consulting fees incurred in connection with any of the foregoing;

(vi) restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements;

(vii) the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary;

(viii) (A) the amount of non-management board of directors fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Company (or any direct or indirect parent thereof) and (B) the amount of expenses relating to payments made to option holders of the Company or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Loan Documents (as defined in the Credit Agreement as in effect on the date hereof);

(ix) losses, expenses or charges (including all fees and expenses or charges relating thereto) (A) from abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) and (B) attributable to business dispositions or asset dispositions (other than in the ordinary course of business), as reasonably determined in good faith by a Financial Officer;

(x) any non-cash loss attributable to the mark to market movement in the valuation of any Equity Securities, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such loss has not been realized);

(xi) any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period;

(xii) any costs or expenses incurred by the Borrower or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Company or Net Proceeds of an issuance of Equity Securities of the Company, in each case, which have been contributed to the Borrower;

(xiii) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;

(xiv) charges, losses, lost profits, expenses (including litigation expenses, fee and charges) or write-offs to the extent indemnified or insured by a third party, including expenses or losses covered by indemnification provisions or by any insurance provider in connection with the Transactions, a Permitted Acquisition or any other acquisition or Investment, Disposition or any Casualty Event, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed in cash within one (1) year after the related amount is first added to Consolidated EBITDA pursuant to this clause (a)(xiv) (and if not so reimbursed within one (1) year, such amount shall be deducted from Consolidated EBITDA during the next measurement period);

(xv) expenses incurred during such period in connection with earn-out and other deferred payments in connection with any acquisitions constituting an Investment permitted under the Credit Agreement or herein, to the extent included in the calculation of Consolidated Net Income as an accounting adjustment to the extent that the actual amount payable or paid in respect of such earn-out or other deferred payments exceeds the liability booked by the applicable Person therefor; and

(xvi) to the extent that any of the expenses referred to in clause (ii) of the last sentence of the definition of Consolidated Net Income would have been added back to Consolidated EBITDA pursuant to any of the foregoing clauses of this definition had such expenses been incurred directly by the Borrower, the amount of such expenses; plus

(b)  without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies related to the Transactions or any Specified Transaction, any restructuring, cost saving initiative or other initiative projected by the Borrower in good faith to be realized as a result of actions either taken or with respect to which substantial steps have been taken or that are expected to be taken, in each case on or prior to the date that is twenty-four (24) months after the date hereof (in the case of the Transactions) or such Specified Transaction or the implementation of such restructuring, cost saving or other initiative, as the case may be (which cost savings, operating expense reductions and synergies shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable and (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions, other operating improvements or synergies that are included in clauses (a)(v) and (a)(vi) above or in the definitions of Pro Forma Adjustment and Pro Forma Basis (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken); provided, however, the aggregate amounts increasing Consolidated EBITDA pursuant to this clause (b) and the similar adjustments pursuant to the definition of Pro Forma Adjustment and the proviso to the definition of Pro Forma Basis shall not exceed 20% of Consolidated EBITDA for the relevant period (calculated prior to giving effect to any such increase); plus

(c) without duplication, any other adjustments and add-backs reflected in the calculation of Consolidated EBITDA in the Model (as defined in the Credit Agreement as in effect on the date hereof) to the extent such adjustments continue to be applicable during the period in which Consolidated EBITDA is being calculated, in each case applied in good faith by the Borrower; less

(d) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains (as defined in GAAP prior to the effectiveness of FASB ASU 2015-01) and unusual or non-recurring gains;

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period) and other items of non-cash income;

(iii) gains or other income (A) from abandoned, closed, disposed or discontinued operations and any gains or other income on disposal of abandoned, closed or discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) and (B) attributable to business dispositions or asset dispositions (other than in the ordinary course of business), as reasonably determined in good faith by a Financial Officer;

(iv) any non-cash gain attributable to the mark to market movement in the valuation of any Equity Securities, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such gain has not been realized);

(v) any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in such period;

(vi) gains during period in connection with earn-outs and other deferred payments in connection with any acquisitions constituting an Investment permitted under the Credit Agreement or herein, to the extent included in the calculation of Consolidated Net Income as an accounting adjustment to the extent that the actual amount payable or paid in respect of such earn-outs or other deferred payments is less than the liability booked by the applicable Person therefor; and

(vii) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary; plus

(e) without duplication, any cash income from investments recorded using the equity method of accounting or the cost method of accounting, to the extent not included in arriving at Consolidated Net Income, except to the extent such income was attributable to income that would be deducted pursuant to clause (d) above if it were income of the Borrower or its Subsidiaries; minus

(f) without duplication, any losses from investments recorded using the equity method of accounting or the cost method of accounting, to the extent not deducted in arriving at Consolidated Net Income, except to the extent such loss was attributable to losses that would be added back pursuant to clauses (a) and (b) above if it were a loss of the Borrower or a Subsidiary; plus

(g) without duplication, an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting, equal to the amount attributable to each such investment that would be added to Consolidated EBITDA pursuant to clauses (a) and (b) above if instead attributable to the Borrower or a Subsidiary of the Borrower, pro-rated according to the Borrower’s or its applicable Subsidiary’s percentage ownership in such investment; minus

(h) without duplication, an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting, equal to the amount attributable to each such investment that would be deducted from Consolidated EBITDA pursuant to clause (c) above if instead attributable to the Borrower or a Subsidiary of the Borrower, pro-rated according to the Borrower’s or its applicable Subsidiary’s percentage ownership in such investment, in each case, as determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP; plus

(i) without duplication, the aggregate amount of credits received as a result of treatment of cash rent payments pursuant to GAAP;

in each case, as determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP; provided that:

(I) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of assets or liabilities (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),

(II) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging,

(III) there shall be included in determining Consolidated EBITDA for any period, without duplication, to the extent not included in Consolidated Net Income, the Acquired EBITDA of any Person, property, business or asset or attributable to any Person, property, business or asset acquired by the Borrower or any Subsidiary during such period to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the date hereof, and not subsequently so disposed of, an “Acquired Entity or Business”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis;

(IV) there shall be, to the extent included in Consolidated Net Income, excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations in accordance with GAAP (other than (x) if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period and (y) for periods prior to the applicable sale, transfer or other disposition) by the Borrower or any Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), in each case based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure or classification) determined on a historical Pro Forma Basis; and

(V) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to the Transactions or any Permitted Acquisition (or other similar Investment permitted hereunder).

Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to equal (a) $12,984,000 for the fiscal quarter ended March 31, 2019, (b) $19,506,000 for the fiscal quarter ended June 30, 2019, (c) $22,134,000 for the fiscal quarter ended September 30, 2019 and (d) $18,282,000 for the fiscal quarter ended December 31, 2019 (it being understood that such amounts are subject to adjustments, as and to the extent otherwise contemplated in the Credit Agreement or herein, in connection with any Pro Forma Adjustment or any calculation on a Pro Forma Basis (other than as a result of the Long Engineering Acquisition if consummated within ten (10) Business Days after the date hereof)); provided that (x) such amounts of Consolidated EBITDA for any such fiscal quarter shall be adjusted to include, without duplication, any cost savings that would otherwise be included pursuant to clause (b) of this definition (other than as a result of the Transactions or the Long Engineering Acquisition if consummated within ten (10) Business Days after the date hereof) and (y) in the event that the Long Engineering Acquisition has not been consummated within ten (10) Business Days after the date hereof, the above referenced amounts in preceding clauses (a), (b), (c) and (d) shall be $12,141,000, $18,538,000, $20,924,000 and $17,703,000, respectively.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (to the extent otherwise included therein), without duplication,

(a) the cumulative effect of a change in accounting principles during such period,

(b) any Transaction Costs incurred during such period,

(c) any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, Investment, recapitalization, asset disposition, non-competition agreement, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of or waiver or consent relating to any debt instrument (in each case, including any such transaction consummated prior to the date hereof and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(d) any income (loss) (and all fees and expenses or charges relating thereto) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(e) accruals and reserves that are established or adjusted as a result of the Transactions or any Permitted Acquisition or other similar Investment not prohibited under the Credit Agreement or herein in accordance with GAAP (including any adjustment of estimated payouts on earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,

(f) stock-based award compensation expenses,

(g) any income (loss) attributable to deferred compensation plans or trusts,

(h) any income (loss) from Investments recorded using the equity method,

(i) the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration,

(j) any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP, and

(k) the net income of any Person that is not a Subsidiary of the Borrower or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to the Borrower or a Subsidiary thereof in respect of such period.

There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries), as a result of the Transactions, any acquisition or Investment consummated prior to the date hereof and any Permitted Acquisitions (or other Investment not prohibited hereunder) or the amortization or write-off of any amounts thereof.

In addition, (i) to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received in cash from business interruption insurance and (ii) Consolidated Net Income shall be reduced (to the extent not already reduced hereby) by the amount of payments to or on behalf of the Company or any direct or indirect parent thereof pursuant to Section 6.07(a)(vi) of the Credit Agreement as in effect on the date hereof (other than sub-clauses (D) and (G) thereof) or Section 6.04(l) of the Credit Agreement as in effect on the date hereof in lieu thereof, in each case, to the extent that such amounts otherwise would have reduced Consolidated Net Income if such amounts were a direct expense of the Borrower.

“Consolidated Total Indebtedness” means, as of any date of determination, (a) the aggregate amount of Indebtedness of the Company and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with the Transactions or any Permitted Acquisition (or other similar Investment not prohibited hereunder)) consisting only of Indebtedness for borrowed money, drawn but unreimbursed obligations under letters of credit or similar instruments, obligations in respect of Capitalized Leases, purchase money Indebtedness, debt obligations evidenced by bonds, promissory notes, debentures, indentures, credit agreements or similar instruments and any guarantees of the foregoing minus (b) the aggregate amount of cash and Permitted Investments (in each case, free and clear of all Liens, other than Liens permitted pursuant to Section 6.02 of the Credit Agreement as in effect on the date hereof), excluding cash and Permitted Investments (as defined in the Credit Agreement as in effect on the date hereof) (x) that are listed as “restricted” on the consolidated balance sheet of the Company and its Subsidiaries as of such date unless “restricted” solely in favor of the Credit Agreement and in respect of other secured Indebtedness subject to the terms of an Intercreditor Agreement (as defined in the Credit Agreement as in effect on the date hereof) or (y) representing $10,500,000 of proceeds of Initial Terms Loans that are deposited and maintained in the segregated restricted account of the Borrower referred to in Section 5.10 of the Credit Agreement as in effect on the date hereof.

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

“control” means the possession, directly or indirectly, through one or more intermediaries, of the following: (a) in the case of a corporation, more than 50% of the outstanding voting securities thereof, (b) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to more than 50% of the distributions therefrom (including liquidating distributions), (c) in the case of a trust or estate, more than 50% of the beneficial interest therein, (d) in the case of any other entity, more than 50% of the economic or beneficial interest therein or (e) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of the entity.

“Credit Agreement” means the Credit Agreement, dated as of February 14, 2020, among the Company, Buyer, as the initial borrower, the Borrower, as the new borrower, the lenders and issuing banks thereto from time to time, and Macquarie Capital Funding, LLC, as administrative agent and as collateral agent, as amended, amended and restated, supplemented, extended, restructured or otherwise modified from time to time, together with any credit agreement, loan agreement, note agreement or similar document replacing or refinancing such Credit Agreement.

“Credit Agreement Flex Rights” means the “First Lien Flex Provisions” provided for in the Commitment Letter as in effect on the date hereof.

“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period. Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).

“Discount” is defined in Section 4.6(b)(ii).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period through (but not after) the date of such disposition or designation, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Company and its Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disqualified Transferee” means (i) those Persons identified by the Company to the Preferred Unitholders in writing prior to the date hereof as being a “Disqualified Transferee” and (ii) those Persons identified by the Company to any Preferred Unitholder in writing as competitors of PubCo, the Borrower, the Company or their respective Subsidiaries, which designation shall become effective as to such Preferred Unitholder three (3) Business Days after delivery of each such written designation to such Preferred Unitholder, but which shall not apply retroactively to disqualify any Persons that have previously acquired Preferred Units; provided that the term “Disqualified Transferee” shall exclude any Person that the Company shall have designated as no longer being a “Disqualified Transferee” by written notice delivered to the Preferred Unitholders from time to time. Such list of Disqualified Transferees shall be available for inspection upon request by any Preferred Unitholder.

“Effective Time” means 12:01 a.m. Central Standard Time on the date hereof.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Existing LLC Agreement” is defined in the recitals to this Agreement.

“Fair Market Value” means the fair market value of any property as determined in Good Faith by the Managing Member after taking into account such factors as the Managing Member shall deem appropriate.

“Federal Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Final Company Redemption Notice” is defined in Section 4.8(e)(iii).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or corporate controller of the Company, the Managing Member or PubCo.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“GAAP” means U.S. generally accepted accounting principles at the time.

“Good Faith” means a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an Interest (or additional Interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company; (ii) the grant of an Interest (other than a de minimis Interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company; (iii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an Interest in the Company; (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1); (v) the acquisition of an Interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (vi) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(g); provided, however, that adjustments pursuant to clauses (i), (ii), (iii) and (v) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(vi), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of “Profits” or “Losses” below or Section 5.2(j); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e) if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article V.

“GSO” is defined in the recitals to this Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable in the ordinary course of business, (y) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable and (z) expenses accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (as defined in the Credit Agreement as in effect on the date hereof) on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees (as defined in the Credit Agreement as in effect on the date hereof) by such Person of Indebtedness of others, (g) all Capital Lease Obligations (as defined in the Credit Agreement as in effect on the date hereof) of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (or similar instruments) and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any Person that is a direct or indirect parent of the Company appearing on the balance sheet of the Company or the Borrower, or solely by reason of push down accounting under GAAP, in each case, so long as none of the Company, the Borrower or any Subsidiary thereof shall have any liability in respect of any such Indebtedness, (v) any non-compete or consulting obligations incurred in connection with a Permitted Acquisition (as defined in the Credit Agreement as in effect on the date hereof) or similar investment, (vi) any reimbursement obligations under pre-paid contracts entered into with clients in the ordinary course of business and (vii) for the avoidance of doubt, any Qualified Equity Interests (as defined in the Credit Agreement as in effect on the date hereof) issued by the Company or the Borrower. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. The amount of any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to such discount.

“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liquidating Event” is defined in Section 11.1.

“Long Engineering Acquisition” means the acquisition by the Borrower or a Subsidiary thereof of all of the outstanding Equity Securities of Long Engineering, Inc. pursuant to the terms and conditions of the Equity Purchase Agreement, dated as of November 20, 2019, by and among Atlas Technical Consultants, LLC, Long Engineering, Inc., Long Eng Holdings, Inc. and the other parties thereto.

“Management Investors” means the members of the Board, officers and employees of the Company, the Borrower and/or their respective Subsidiaries who are (directly or indirectly through one or more investment vehicles) investors in the Company (or any direct or indirect parent thereof).

“Managing Member” is defined in the recitals to this Agreement.

“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations, in each case, of the Company and its Subsidiaries (taken as a whole).

“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of such Person’s entire Interest.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets and investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles pursuant to GAAP (which, without limiting the foregoing, shall include any impairment charges resulting from the application of FASB Statements No. 142 and 144 and the amortization of intangibles arising pursuant to No. 141), (b) all losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, (e) depreciation and amortization (including, without limitation, as they relate to acquisition accounting, amortization of deferred financing fees or costs, Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pension and other post-employment benefits) and (f) other non-cash charges (including non-cash charges related to deferred rent) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person other than a Wholly Owned Subsidiary.

“Nonrecourse Deductions” has the meaning assigned to that term in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.2 and listed on Exhibit B attached hereto.

“Partial Accrual Election” is defined in Section 4.8(b)(ii).

“Permitted Acquisition” has the meaning ascribed to such term in the Credit Agreement as in effect on the date hereof.

“Permitted Holders” means (a) the Management Investors and (c) Bernhard Capital Partners Management LP and its controlled investment Affiliates (other than any portfolio companies); provided that, for purposes of the definition of Preferred Change of Control, any voting Equity Securities held by the Management Investors in the Company or any direct or direct parent company thereof in excess of 20% of the aggregate voting Equity Securities in the Company or any direct or indirect parent company thereof shall be disregarded for purposes of determining the respective thresholds in the definition of Preferred Change of Control.

“Permitted Indebtedness” means any (A) Indebtedness permitted under clauses (ii)1, (iii), (iv), (v), (vi), (x), (xi), (xiii), (xvii), (xviii), (xxiv), (xxv), (xxvi), (xxvii), (xxviii) and (xxix) of Section 6.01(a) of the Credit Agreement as in effect on the date hereof; provided, that to the extent any such clause contains a dollar amount limitation or a percentage limitation such limitation shall be deemed to be increased by 20% for purposes of the amount or percentage that is permitted hereunder (for example, a dollar limitation of $100 and a percentage limitation of 20% would be increased to $120 and 24% for purposes of determining the applicable limitation under this Agreement), (B) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after being due and payable and (C) Indebtedness consisting of indemnification obligations, obligations in respect of purchase price adjustments, incentive non-competes or other similar arrangements (but excluding non-contingent deferred purchase price consideration) incurred or assumed in connection with any Permitted Acquisition (as defined in the Credit Agreement as in effect on the date hereof), any other similar investment or any Disposition in an amount not to exceed in any Fiscal Year the greater of $7,000,000 and 10.00% of Consolidated EBITDA for the most recently ended Test Period; provided, that any such obligations shall only count for purposes of calculating such amount and percentage to the extent such obligation becomes a liability on the balance sheet of the Company or any of its Subsidiaries in accordance with GAAP. Notwithstanding the foregoing, Permitted Indebtedness shall not include: (1) with respect to any Permitted Indebtedness incurred in reliance on clause (xiii) of Section 6.01(a) of the Credit Agreement as in effect on the date hereof, Indebtedness in excess of the greater of $5,000,000 and 7.50% of Consolidated EBITDA for the most recently ended Test Period as of such time; (2) with respect to any Permitted Indebtedness incurred in reliance on clause (xxvii) of Section 6.01(a) of the Credit Agreement as in effect on the date hereof, Indebtedness in excess of the amounts permitted under Section 4.8(c)(ix) of this Agreement; (3) with respect to any Permitted Indebtedness incurred in reliance on clause (xxviii) of Section 6.01(a) of the Credit Agreement as in effect on the date hereof, Indebtedness in excess of that permitted under Section 6.05(f) of the Credit Agreement as in effect on the date hereof; and (4) with respect to any Permitted Indebtedness incurred in reliance on clause (xxix) of Section 6.01(a) of the Credit Agreement as in effect on the date hereof, any such premiums, interest, fees, expenses, charges and additional or contingent interest on such obligations unless it would be reasonable and customary to impose on such obligations in the ordinary course of business.

1 NTD: Subject to review ofschedule.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Preferred Change of Control” means (a) the failure of the Company to directly own all of the Equity Securities of the Borrower, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, other than the Permitted Holders (directly or indirectly, including through one or more holding companies), of Equity Securities representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities in the Company, or (c) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, other than the Permitted Holders (directly or indirectly, including through one or more holding companies), of Equity Securities representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities in PubCo. For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act and (ii) the phrase “Person or group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan. For the avoidance of doubt, any of the foregoing terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement as in effect on the date hereof.

“Preferred Distribution Amount” means, with respect to any Quarter ending on or after March 31, 2020, an amount per Preferred Unit equal to the Preferred Liquidation Preference, multiplied by the Preferred Distribution Rate per annum (calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed) for such Quarter; provided, however, for purposes of determining the Preferred Distribution Amount for the Quarter ending March 31, 2020, such Quarter shall be deemed to commence on the date hereof and end on, and include, March 31, 2020 but calculated on the basis of a 366-day year as set forth above.

“Preferred Distribution Payment Date” is defined in Section 4.8(b)(i).

“Preferred Distribution Rate” means 11.25% per annum, as may be adjusted as set forth in Section 4.8(b)(ii).

“Preferred Liquidation Preference” means, as of any date of determination, with respect to each Preferred Unit an amount equal to $1,000 plus any accrued and unpaid amounts added thereto as a result of a Partial Accrual Election made in accordance with Section 4.8(b)(ii).

“Preferred Partial Period Distributions” means, with respect to a redemption of a Preferred Unit, an amount equal to the Preferred Distribution Amount multiplied by a fraction, the numerator of which is the number of days elapsed in the Quarter in which such redemption occurs and the denominator of which is the actual number of days in such Quarter.

“Preferred Quarterly Distribution” is defined in Section 4.8(b)(i).

“Preferred Redemption Date” is defined in Section 4.8(d)(ii).

“Preferred Redemption Price” means an amount per Preferred Unit equal to:

(i) if such Preferred Unit is redeemed on or prior to February 13, 2022, the sum of (A) the present values at such Preferred Redemption Date of (I) 3.00% of the sum of such Unit’s Preferred Liquidation Preference plus the Preferred Partial Period Distributions and (II) each scheduled payment of distributions to be made on such Preferred Unit on or after such Preferred Redemption Date through (and including) the date that is two years after the date hereof (assuming for purposes of this clause (II) that a Partial Accrual Election is made in respect of any Preferred Quarterly Distributions that begin at any time after the applicable Preferred Redemption Date and prior to the date that is two years from the date hereof, for proportionately the same number of Preferred Quarterly Distributions and in the same pattern as the number and pattern of Preferred Quarterly Distributions for which a Partial Accrual Election was made in respect of Preferred Quarterly Distributions that begin any time on or after the date hereof and on or prior to the applicable Preferred Redemption Date), in each case, discounted to the Preferred Redemption Date on a quarterly basis (calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed) at the Treasury Rate as of such Preferred Redemption Date plus 50 basis points, plus (B) such Unit’s Preferred Liquidation Preference plus (C) the Preferred Partial Period Distributions;

(ii) if such Preferred Unit is redeemed on or after February 14, 2022 and prior to February 13, 2023, the product of (a) the sum of (I) such Unit’s Preferred Liquidation Preference plus (II) the Preferred Partial Period Distributions multiplied by (b) 1.03; and

(iii) if such Preferred Unit is redeemed on or after February 13, 2023, the Preferred Liquidation Preference plus the Preferred Partial Period Distributions.

“Preferred Required Unitholders” means the Preferred Unitholders holding at least a majority of the outstanding Preferred Units in the aggregate.

“Preferred Unitholder” means a Member that holds Preferred Units.

“Preferred Unitholder Redemption Notice” is defined in Section 4.8(e)(ii).

“Preferred Unitholder Redemption Right” is defined in Section 4.8(e)(i).

“Preferred Units” is defined in Section 4.8.

“Prime Rate” means, on any date of determination, a rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Pro Forma Adjustment” means, for any Test Period, any adjustment to Consolidated EBITDA made in accordance with clauses (III) and (IV) to the proviso of the definition of Consolidated EBITDA.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms hereof or of the Credit Agreement as in effect on the date hereof to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Securities in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with (and subject to any limitations set forth in) the definition of Consolidated EBITDA (including, without limitation, the provisos in clause (b) of the definition thereof) and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Company, the Borrower or any of its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment, provided further that all pro forma adjustments made pursuant to this definition (including the Pro Forma Adjustment) with respect to the Transactions shall be consistent in character and amount with the adjustments reflected in the Pro Forma Financial Statements (as defined in the Credit Agreement as in effect on the date hereof).

“Proceeding” is defined in Section 7.4(a).

“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 5.2 will be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.

“PubCo” is defined in the preamble to this Agreement.

“PubCo Common Stock” means all classes and series of common stock of PubCo, including the Class A Common Stock and the Class B Common Stock.

“Purchase Agreement” is defined in the recitals to this Agreement.

“Quarter” means a fiscal quarter of the Company.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 4.1(g)), (b) any merger, consolidation or other combination involving PubCo or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Common Stock shall be entitled to receive cash, securities or other property in exchange for their shares of PubCo Common Stock.

“Record Date” means the date established by the Managing Member or otherwise in accordance with this Agreement for determining the identity of the Preferred Unitholders entitled to receive any distribution.

“Redeeming Member” is defined in Section 4.6(a)(i).

“Redemption” is defined in Section 4.6(a)(i).

“Redemption Date” means (a) the later of (i) the date that is five Business Days after the Redemption Notice Date and (ii) if the Company or PubCo has made a valid Cash Election with respect to the relevant Redemption, the first Business Day on which the Company or PubCo has available funds to pay the Cash Election Amount, which in no event shall be more than ten Business Days after the Redemption Notice Date, or (b) such later date (i) specified in the Redemption Notice or (ii) on which a contingency described in Section 4.6(a)(ii)(C) that is specified in the Redemption Notice is satisfied.

“Redemption Notice” is defined in Section 4.6(a)(ii).

“Redemption Notice Date” is defined in Section 4.6(a)(ii).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among PubCo and the other parties thereto (together with any other parties that become a party thereto from time to time upon execution of a joinder in accordance with the terms thereof by any successor or assign to any party to such Agreement).

“Regulatory Allocations” is defined in Section 5.2(k).

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Securities in the Company, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Securities in the Company, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Securities in the Company, the Borrower or any Subsidiary and (ii) any payment of any fee or similar amount to any holder of Equity Securities of the Company, the Borrower or any Subsidiary in its capacity as such in connection with any amendment, modification, waiver, consent or similar action on, or with respect to, any such Equity Securities or any documentation governing the same.

“Retraction Notice” is defined in Section 4.6(b)(i).

“Revolving Commitment” shall have the meaning ascribed to such term in the Credit Agreement as in effect on the date hereof.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Specified Transaction” means, with respect to any period, any investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation or other event that by the terms hereof or of the Loan Documents (as defined in the Credit Agreement as in effect on the date hereof) requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subscription Agreement” is defined in the recitals to this Agreement.

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Tax Distribution Date” means any date that is two Business Days prior to (a) the date on which estimated federal income tax payments are required to be made by calendar year corporate taxpayers and (b) the due date for federal income tax returns of corporate calendar year taxpayers (without regard to extensions).

“Test Period” means, at any date of determination, the period of four (4) consecutive fiscal quarters of the Borrower then last ended as of such time for which financial statements have been delivered (or were required to have been delivered) pursuant to the Credit Agreement as in effect on the date hereof; provided that for any date of determination before the delivery of the first financial statements pursuant to the Credit Agreement, the Test Period shall be the period of four (4) consecutive fiscal quarters of the Borrower ended as of December 31, 2019.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Trading Day” means a day on which the Nasdaq Global Market or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Company, the Borrower or any Subsidiary in connection with the Transactions.

“Transactions” has the meaning ascribed to such term in the Credit Agreement as in effect on the date hereof.

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation or other disposition and, when used as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” is defined in Section 4.6(a)(iii).

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 13, 2022; provided, however, that if the period from the redemption date to February 13, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of Delaware.

“Units” means the Common Units, Preferred Units and any other Equity Security of the Company.

Section 1.2 Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;

(b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c) all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(d) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(e) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(f) “or” is not exclusive;

(g) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

(h) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

Article II
ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1 Formation. The Company has been formed as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 2.2 Filing. The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the operation of a limited liability company in all states and counties where the Company may conduct its business.

Section 2.3 Name. The name of the Company is “Atlas TC Holdings LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

Section 2.4 Registered Office: Registered Agent. The location of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, or at such other place as the Managing Member from time to time may select. The name and address for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, or such other qualified Person as the Managing Member may designate from time to time and its business address.

Section 2.5 Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Section 2.6 Purpose: Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7 Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XI.

Section 2.8 Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and applicable state and local income tax purposes. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.

Article III
CLOSING TRANSACTIONS

Section 3.1 Purchase Agreement Transactions.

(a) Pursuant to the terms of the Purchase Agreement, at the Effective Time, Atlas transferred 100% of the Interests of the Company to Buyer in exchange for $395,470,111.91, 23,902,989 shares of Class B Common Stock and 23,902,989 Common Units. The total number of Common Units and shares of Class B Common Stock held by Atlas and PubCo immediately following the consummation of the transactions contemplated by this Section 3.1 is set forth on Exhibit A hereto.

(b) PubCo shall take all actions necessary to cause the stock records of the Class B Common Stock to be held on the books and records of the Transfer Agent.

Article IV
OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1 Authorized Units; General Provisions with Respect to Units.

(a) Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Common Units, Preferred Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 4.3. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company; provided, that any such issuance, and the admission of any Person as a Member in connection therewith, is otherwise made in accordance with the provisions of this Agreement.

(b) Each outstanding Common Unit shall be identical (except as provided in Section 4.3).

(c) Initially, the Units will be uncertificated. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as the Managing Member shall determine necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 4.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

(d) The total number and type of Units issued and outstanding and held by the Members is set forth on Exhibit A (as amended from time to time in accordance with the terms of this Agreement) as of the date set forth therein.

(e) If, at any time after the Effective Time, PubCo issues a share of its Class A Common Stock or any other Equity Security of PubCo (other than shares of Class B Common Stock), (i) the Company shall concurrently issue to PubCo one Common Unit (if PubCo issues a share of Class A Common Stock), or such other Equity Security of the Company (if PubCo issues Equity Securities other than Class A Common Stock) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo to be issued and (ii) PubCo shall concurrently contribute to the Company the net proceeds or other property received by PubCo, if any, for such share of Class A Common Stock or other Equity Security; provided, however, that if PubCo issues any shares of Class A Common Stock in order to acquire or fund the acquisition from a Member (other than PubCo) of a number of Common Units (and shares of Class B Common Stock) equal to the number of shares of Class A Common Stock so issued, then the Company shall not issue any new Common Units in connection therewith and, where such shares of Class A Common Stock have been issued for cash to fund an acquisition, PubCo shall not be required to transfer such net proceeds to the Company, and such net proceeds shall instead be transferred to such Member as consideration for such acquisition. Notwithstanding the foregoing, this Section 4.1(e) shall not apply to the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (and upon any redemption of Common Units for Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right under such plan), or to the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance-based award or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options, stock appreciation right, restricted stock, restricted stock units, performance-based award or other rights or property. Except pursuant to Section 4.6, (x) the Company may not issue any additional Units to PubCo or any of its Subsidiaries unless substantially simultaneously therewith PubCo or such Subsidiary issues or sells an equal number of newly-issued shares of Class A Common Stock to another Person and contributes the net proceeds therefrom to the Company, and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary issues or sells, to another Person, an equal number of newly-issued shares of a new class or series of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company and contributes the net proceeds therefrom to the Company. If at any time PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) issues Debt Securities, PubCo or such Subsidiary shall transfer to the Company (in a manner to be determined by the Managing Member in its reasonable discretion) the proceeds received by PubCo or such Subsidiary, as applicable, in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities. In the event any Equity Security outstanding at PubCo is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of PubCo are issued, (i) the corresponding Equity Security outstanding at the Company shall be similarly exercised or otherwise converted, as applicable, and an equivalent number of Units or other Equity Securities of the Company shall be issued to PubCo as contemplated by the first sentence of this Section 4.1(e), and (ii) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo from any such exercise.

(f) PubCo or any of its Subsidiaries may not redeem, repurchase or otherwise acquire (i) any shares of Class A Common Stock (including upon forfeiture of any unvested shares of Class A Common Stock) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Common Units for the same price per security or (ii) any other Equity Securities of PubCo, unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo for the same price per security. The Company may not redeem, repurchase or otherwise acquire (x) except pursuant to Section 4.6, any Common Units from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof, or (y) any other Equity Securities of the Company from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by PubCo in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of PubCo or any of its Subsidiaries consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant other than those issued under PubCo’s employee benefit plans), then the redemption or repurchase of the corresponding Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(g) The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Common Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

Section 4.2 Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the approval of Members under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 4.3 Capital Contributions: Unit Ownership.

(a) Capital Contributions. Except as otherwise set forth in Section 4.1(e), no Member shall be required to make additional Capital Contributions.

(b) Issuance of Additional Units or Interests. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right (subject to the limitations of Section 4.8(c)), in its sole discretion, to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (i) subject to the limitations of Section 4.1, additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member in its sole discretion, which rights, preferences and privileges may be senior to the Common Units) and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Common Units or other Equity Securities in the Company; provided, that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Managing Member. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. In that event, the Managing Member shall amend Exhibit A to reflect such additional issuances. Subject to Section 12.1, the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Units or other Equity Securities in the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of, any class or series of Units or other Equity Securities in the Company pursuant to this Section 4.3(b); provided, that notwithstanding the foregoing, the Managing Member shall have the right to amend this Agreement as set forth in this sentence without the approval of any other Person (including any Member) and notwithstanding any other provision of this Agreement (including Section 12.1) if such amendment is necessary, and then only to the extent necessary, in order to consummate any offering of shares of PubCo Common Stock or other Equity Securities of PubCo; provided, that the designations, preferences, rights, powers and duties of any such additional Units or other Equity Securities of the Company as set forth in such amendment are substantially similar to those applicable to such shares of PubCo Common Stock or other Equity Securities of PubCo.

Section 4.4 Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account balance as of the date hereof shall be equal to the amount of its respective Closing Date Capital Account Balance set forth on the books and records of the Company and in accordance with Code Section 704(b). Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Common Units made in accordance with this Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 4.6(a)(v)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

Section 4.5 Other Matters.

(a) No Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Company without the consent of the Managing Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b) No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 4.8(h), Section 7.8 or as otherwise contemplated by this Agreement.

(c) The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, any of the other Members, the creditors of the Company, or any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

(d) Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth herein, to make any additional contributions or payments to the Company.

(e) The Company shall not be obligated to repay any Capital Contributions of any Member.

Section 4.6 Redemption of Common Units.

(a) Redemption.

(i) Upon the terms and subject to the conditions set forth in this Section 4.6, Bernhard Capital Partners Management LP and its Affiliates shall, and after August 13, 2020, each of the other Members (other than PubCo and its wholly-owned Subsidiaries) (each, a “Redeeming Member”) shall, be entitled to cause the Company to redeem all or a portion of such Member’s Common Units (together with the surrender and delivery of the same number of shares of Class B Common Stock) for either (x) the delivery by the Company of a number of shares of Class A Common Stock equal to the number of Common Units surrendered (a “Redemption”) or (y) at the Company’s election made in accordance with Section 4.6(a)(iv), the delivery by the Company of cash equal to the Cash Election Amount calculated with respect to such Redemption. Absent the prior written consent of the Managing Member, with respect to each Redemption, a Redeeming Member shall be:

(A)	required to redeem at least a number of Common Units equal to the lesser of (x) 1,000 Common Units and (y) all of the Common Units then held by such Redeeming Member; provided, that a Redeeming Member shall be permitted to effect a Redemption of Common Units at least as frequently as once per calendar quarter; and

(B)	Upon the Redemption of all of a Member’s Common Units, such Member shall, for the avoidance of doubt, cease to be a Member of the Company.

(ii) In order to exercise the Redemption right under Section 4.6(a)(i), the Redeeming Member shall provide written notice (the “Redemption Notice”) to the Company, with a copy to PubCo (the date of delivery of such Redemption Notice, the “Redemption Notice Date”), stating:

(A)	the number of Common Units (together with the surrender and delivery of an equal number of shares of Class B Common Stock) the Redeeming Member elects to have the Company redeem;

(B)	if the shares of Class A Common Stock to be received are to be issued other than in the name of the Redeeming Member, the name(s) of the Person(s) in whose name or on whose order the shares of Class A Common Stock are to be issued;

(C)	whether the exercise of the Redemption right is to be contingent (including as to timing) upon the closing of (i) an underwritten offering of the shares of Class A Common Stock for which the Common Units will be redeemed, (ii) any announced merger, consolidation or (iii) other transaction or event to which PubCo is a party in which the shares of Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; and

(D)	if the Redeeming Member requires the Redemption to take place on a specific Business Day, such Business Day; provided, that, any such specified Business Day shall not be earlier than the date that would otherwise apply pursuant to clause (a) of the definition of Redemption Date.

(iii) If the Common Units to be redeemed (or the shares of Class B Common Stock to be transferred and surrendered) by the Redeeming Member are represented by a certificate or certificates, prior to the Redemption Date, the Redeeming Member shall also present and surrender such certificate or certificates representing such Common Units (or shares of Class B Common Stock) during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class A Common Stock is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent. If required by the Managing Member or the Transfer Agent, the Redeeming Member shall also deliver, prior to the Redemption Date, instruments of transfer, in forms reasonably satisfactory to the Managing Member and the Transfer Agent, duly executed by the Redeeming Member or the Redeeming Member’s duly authorized representative.

(iv) Upon receipt of a Redemption Notice, the Company shall be entitled to elect (a “Cash Election”) to settle the Redemption by delivering to the Redeeming Member, in lieu of the applicable number of shares of Class A Common Stock that would be received in such Redemption, an amount of cash equal to the Cash Election Amount for such Redemption. In order to make a Cash Election with respect to a Redemption, the Company must provide written notice of such election (a “Cash Election Notice”) to the Redeeming Member (with a copy to PubCo) prior to 5:00 p.m., Texas time, on the third Business Day after the Redemption Notice Date. If the Company fails to provide such written notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Redemption.

(v) For U.S. federal and applicable state and local income tax purposes, each of the Redeeming Member, the Company and PubCo, as the case may be, agree to treat each Redemption and, in the event PubCo exercises its Call Right, each transaction between the Redeeming Member and PubCo as a result of such exercise of its Call Right, as a sale of the Redeeming Member’s Common Units (together with the same number of shares of Class B Common Stock) to PubCo in exchange for shares of Class A Common Stock or cash, as applicable.

(b) Redemption Procedures.

(i) Subject to the satisfaction of any contingency described in Section 4.6(a)(ii)(C) or (D) that is specified in the relevant Redemption Notice, the Redemption shall be completed on the Redemption Date; provided, that if a valid Cash Election has not been made, the Redeeming Member may, at any time prior to the Redemption Date, revoke its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to PubCo); provided, however, that in no event may the Redeeming Member deliver a Retraction Notice later than two Business Days prior to the applicable Redemption Date. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and PubCo’s rights and obligations arising from the retracted Redemption Notice.

(ii) Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 4.6(b)(i) or PubCo has elected its Call Right pursuant to Section 4.6(f), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (A) the Redeeming Member shall transfer and surrender the Common Units to be redeemed (and a corresponding number of shares of Class B Common Stock) to the Company, in each case free and clear of all liens and encumbrances, (B) PubCo shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 4.6(a)(i) or Section 4.6(a)(iv), as applicable, and as described in Section 4.1(e), the Company shall issue to PubCo a number of Common Units or other Equity Securities of the Company as consideration for such contribution, (C) the Company shall (x) cancel the redeemed Common Units, (y) transfer to the Redeeming Member the consideration the Redeeming Member is entitled to receive under Section 4.6(a)(i) or Section 4.6(a)(iv), as applicable, and (z) if the Common Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to Section 4.6(b)(ii)(A) and the number of redeemed Common Units and (D) PubCo shall cancel the surrendered shares of Class B Common Stock. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company makes a valid Cash Election, PubCo shall only be obligated to contribute to the Company an amount in cash equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of such public offering) (such difference, the “Discount”)) from the sale by PubCo of a number of shares of Class A Common Stock equal to the number of Common Units and Class B Common Stock to be redeemed with such cash or from the sale of other PubCo Equity Securities used to fund the Cash Election Amount; provided, that PubCo’s Capital Account shall be increased by an amount equal to any such Discounts relating to such sale of shares of Class A Common Stock or other PubCo Equity Securities in accordance with Section 7.8; provided, further, that the contribution of such net proceeds shall in no event affect the Redeeming Member’s right to receive the Cash Election Amount.

(c) Splits, Distributions and Reclassifications. If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A Common Stock are converted or changed into another security, securities or other property (other than as a result of a subdivision or combination or any transaction subject to Section 4.1(g)), or (ii) PubCo, by dividend or otherwise, distributes to all holders of the shares of Class A Common Stock evidences of its Indebtedness or assets, including securities (including shares of Class A Common Stock and any rights, options or warrants to all holders of the shares of Class A Common Stock to subscribe for, to purchase or to otherwise acquire shares of Class A Common Stock, or other securities or rights convertible into, or exchangeable or exercisable for, shares of Class A Common Stock) but excluding any cash dividend or distribution as well as any such distribution of Indebtedness or assets received by PubCo from the Company in respect of the Common Units, then upon any subsequent Redemption, in addition to the shares of Class A Common Stock or the Cash Election Amount, as applicable, each Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 4.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to the Common Units held by the Members and their Transferees as of the date hereof, as well as any Common Units hereafter acquired by a Member and his or her or its Transferees.

(d) PubCo Covenants. PubCo shall at all times keep available, solely for the purpose of issuance upon a Redemption, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the Redemption of all outstanding Common Units (other than those Common Units held by PubCo or any Subsidiary of PubCo); provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations with respect to a Redemption by delivery of cash pursuant to a Cash Election or shares of Class A Common Stock that are held in the treasury of PubCo. PubCo covenants that all shares of Class A Common Stock that shall be issued upon a Redemption shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the shares of Class A Common Stock are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all shares of Class A Common Stock issued upon a Redemption to be listed on such National Securities Exchange at the time of such issuance. For purposes of this Section 4.6(d), references to the “Class A Common Stock” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar of the Class A Common Stock.

(e) Redemption Taxes. The issuance of shares of Class A Common Stock upon a Redemption shall be made without charge to the Redeeming Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the Redeeming Member, then the Person or Persons in whose name the shares are to be issued shall pay to PubCo the amount of any tax that may be payable in respect of any Transfer involved in such issuance or shall establish to the satisfaction of PubCo that such tax has been paid or is not payable.

(f) PubCo Call Rights.

(i) Notwithstanding anything to the contrary in this Section 4.6, a Redeeming Member shall be deemed to have offered to sell its Common Units as described in the Redemption Notice to PubCo, and PubCo may, in its sole discretion, by delivery of a notice in accordance with, and subject to the terms of, this Section 4.6(f) (a “Call Election Notice”), elect to purchase directly and acquire such Common Units (together with the surrender and delivery of the same number of shares of Class B Common Stock) on the Redemption Date by paying to the Redeeming Member (or, on the Redeeming Member’s written order and Section 4.6(e), its designee) that number of shares of Class A Common Stock the Redeeming Member (or its designee) would otherwise receive pursuant to Section 4.6(a)(i) or, at PubCo’s election, an amount of cash equal to the Cash Election Amount of such shares of Class A Common Stock (the “Call Right”), whereupon PubCo shall acquire the Common Units offered for redemption by the Redeeming Member (together with the surrender and delivery of the same number of shares of Class B Common Stock to PubCo for cancellation). PubCo shall be treated for all purposes of this Agreement as the owner of such Common Units; provided, that if PubCo funds the Cash Election Amount other than through the issuance of shares of Class A Common Stock, such Common Units will be reclassified into another Equity Security of the Company if the Managing Member determines such reclassification is necessary.

(ii) PubCo may, at any time prior to the Redemption Date, in its sole discretion deliver a Call Election Notice to the Company and the Redeeming Member setting forth its election to exercise its Call Right. A Call Election Notice may be revoked by PubCo at any time; provided, that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. Except as otherwise provided by this Section 4.6(f), an exercise of the Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if PubCo had not delivered a Call Election Notice.

(g) Distribution Rights. No Redemption shall impair the right of the Redeeming Member to receive any distributions payable on the Common Units redeemed pursuant to such Redemption in respect of a record date that occurs prior to the Redemption Date for such Redemption. For the avoidance of doubt, no Redeeming Member, or a Person designated by a Redeeming Member to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Common Units redeemed by the Company from such Redeeming Member and on shares of Class A Common Stock received by such Redeeming Member, or other Person so designated, if applicable, in such Redemption.

(h) PubCo Membership. Any Common Units acquired by the Company under this Section 4.6 and Transferred by the Company to PubCo shall remain outstanding and shall not be cancelled as a result of their acquisition by the Company. Notwithstanding any other provision of this Agreement, PubCo shall continue as a Member of the Company with respect to any Common Units or other Equity Securities in the Company it receives under this Agreement (including under this Section 4.6 in connection with any Redemption).

(i) Redemption Restrictions. The Managing Member may impose additional limitations and restrictions on Redemptions (including limiting Redemptions or creating priority procedures for Redemptions), to the extent it determines, in Good Faith, such limitations and restrictions to be necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(j) Tax Certificates. In connection with any Redemption, the Redeeming Member shall deliver to PubCo or the Company, as applicable, a certificate, dated as of the date of the Redemption and sworn under penalties of perjury, in a form reasonably acceptable to PubCo or the Company, as applicable, certifying as to such Redeeming Member’s taxpayer identification number and that such Redeeming Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code.

(k) Representations and Warranties. In connection with any Redemption or exercise of a Call Right, upon the acceptance of the Class A Common Stock or an amount of cash equal to the Cash Election Amount, the Redeeming Member shall represent and warrant that the Redeeming Member is the owner of the number of Common Units the Redeeming Member is electing to have the Company redeem and that such Common Units are not subject to any liens or restrictions to transfer the shares (other than restrictions imposed by this Agreement and PubCo’s Second Amended and Restated Certificate of Incorporation).

Section 4.7 Representations and Warranties of the Members. Unless otherwise set forth in an agreement between the Company and a Member, each Member severally (and not jointly) represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company that (i) to the extent it is not a natural person, it is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction); (ii) to the extent it is not a natural person, it has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken; (iii) it has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity); (iv) its authorization, execution, delivery, and performance of this Agreement does not breach or conflict with or constitute a default under (A) such Member’s charter or other governing documents to the extent it is not a natural person or (B) any material obligation under any other material agreement or arrangement to which that Member is a party or by which it is bound; and (v) it: (A) has been furnished with such information about the Company and the Interest as that Member has requested, (B) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and such Member’s Interest herein, (C) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of this investment and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (D) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (E) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and (F) understands and agrees that its Interest shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this Agreement and pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws.

Section 4.8 Preferred Units.

(a) General. There is hereby created a class of Units designated as “Series A Preferred Units” (such Units the “Preferred Units”), with the designations, preferences and relative participating, optional or other special rights, privileges, powers, duties and obligations as are set forth in this Agreement. A total of 145,000 Preferred Units shall be issued by the Company on February 13, 2020 pursuant to the terms and conditions of the Subscription Agreement. Each Preferred Unit shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

(b) Rights of Preferred Units.

(i) Commencing with the Quarter ending on March 31, 2020 and continuing through the applicable Preferred Redemption Date, each Preferred Unitholder as of an applicable Record Date for each Quarter shall be entitled to receive, in respect of each Preferred Unit held by such Preferred Unitholder, out of funds legally available therefor, cumulative distributions in cash (subject to clause (b)(ii) below) in respect of such Quarter equal to the Preferred Distribution Amount for such Quarter (the “Preferred Quarterly Distribution”). Each Preferred Quarterly Distribution shall be payable quarterly in arrears at the last day of each Quarter or, if such last day is not a Business Day, the next succeeding Business Day (each such payment date, a “Preferred Distribution Payment Date”).

(ii) Notwithstanding anything to the contrary in Section 4.8(b)(i), the Company may, at the sole discretion of the Managing Member acting at the direction of the Board, with respect to any Preferred Distribution Amount in respect of any Quarter, elect in any such Quarter (a “Partial Accrual Election”) to (A) pay in cash an amount equal to the Preferred Quarterly Distribution, calculated as if the Preferred Distribution Amount was equal to 1.25% and (B) add an amount equal to 1.8125% of the applicable Preferred Liquidation Preference to the Preferred Liquidation Preference in lieu of paying the Preferred Quarterly Distribution in such Quarter.  If the Company is not permitted to pay or declare in its entirety a Preferred Distribution Amount in respect of any Quarter because of a limitation under the Credit Agreement and such cash payment has not been made by the Company within 5 Business Days after receipt of notice thereof by a Preferred Unitholder, then an amount equal to the cash amount that would have been payable if the Preferred Distribution Amount was equal to 3.5625% shall be added to the Preferred Liquidation Preference in lieu of paying the Preferred Quarterly Distribution in such Quarter and each of the following Quarters until a Preferred Quarterly Distribution is paid in full in cash (excluding the portion of such Preferred Quarterly Distribution described in clause (B) of the immediately preceding sentence which may be payable in any given Quarter if a Partial Accrual Election was made in such Quarter). Notwithstanding anything in this Agreement to the contrary, the Company shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Common Units (other than as set forth in Section 4.6 and Section 6.2) until all Preferred Quarterly Distributions in respect of all prior Quarters are paid in full or added to the Preferred Liquidation Preference in accordance with this Section 4.8(b)(ii). Notwithstanding the foregoing, if the Company, the Borrower or any of their respective Subsidiaries directly or indirectly amend, restate, amend and restate, supplement or otherwise modify the Credit Agreement in a manner which increases the All-In Yield applicable to the Term Loans or the Revolving Loan (each as defined in the Credit Agreement as in effect on the date hereof) in a manner that would result in an increase of the All-In Yield thereon (as determined as of the date of such modification) by more than 100 basis points per annum (after taking into account any increases resulting from the exercise of the Credit Agreement Flex Rights), then the Preferred Distribution Rate applicable to the Preferred Units shall increase by the amount of such increase in the All-In Yield in excess of 100 basis point per annum so long as such modification to the All-In Yield remains in effect; provided that the following shall not be considered in determining the amount of increase to the All-In Yield: (x) increases resulting from the accrual of interest at the default rate by no more than 2.00% per annum and (y) fluctuations in underlying rate indices. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, the Company will not be required to pay (and shall not be in default of any payment of) any cash dividends on the Preferred Units otherwise provided for herein if such payment is not permitted when required to be made as a result of any limitations or restrictions set forth in the Credit Agreement (to the extent such limitation or restriction is not created in violation hereof).

(c) Protective Provisions. For so long as the Preferred Units remain outstanding, the Company will not, and will cause its Subsidiaries not to take the following actions, directly or indirectly, including by amendment, merger, consolidation or otherwise, without the prior written consent of the Preferred Required Unitholders:

(i) alter or change any right, preference, privilege or power of (or restriction for the benefit of) the Preferred Units;

(ii) (A) amend, amend and restate, supplement, alter, change or otherwise modify the Credit Agreement (including any agreement governing any Indebtedness refinancing the Indebtedness evidenced thereby (a “Replacement Financing Agreement”)) in a manner that (1) extends the final maturity of the Credit Agreement (including any Replacement Financing Agreement) beyond February 13, 2028, (2) makes more restrictive the Restricted Payments provisions set forth Sections 6.07(a)(vii) or (xiii) of the Credit Agreement as in effect on the date hereof or any similar provision of any Replacement Financing Agreement (other than any changes permitted to be made pursuant to the Credit Agreement Flex Rights); or (3) increases the All-In Yield applicable to the Term Loans (as defined in the Credit Agreement as in effect on the date hereof) or the Revolving Loan (as defined in the Credit Agreement as in effect on the date hereof) (or any Replacement Financing Agreement) in a manner that would result in the All-In Yield thereon to exceed by more than 3.00% per annum the All-In Yield on the Term Loans or the Revolving Loans, as applicable (after taking into account any increases resulting from the exercise of the Credit Agreement Flex Rights), in each case as in effect on the date hereof (excluding, however, (x) increases resulting from the accrual of interest at the default rate by no more than 2.00% per annum, (y) fluctuations in underlying rate indices and (z) any rate increases effected at a time when the Total Net Leverage Ratio (as defined in the Credit Agreement as in effect on the date hereof) is no greater than the Total Net Leverage Ratio applicable to the Restricted Payments exception set forth in Section 6.07(a)(xiii) of the Credit Agreement as in effect on the date hereof) or (B) request or agree to a waiver of any default under the Credit Agreement (including any Replacement Financing Agreement) as a result of (1) any restatement of the audited financial statements to the extent such restatement demonstrates that there has been Material Adverse Effect or (2) any failure to deliver audited financial statements not subject to a “going concern” qualification (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (B) any actual failure to satisfy a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) to the extent that such “going concern” qualification evidences that there has been a Material Adverse Effect; provided that the Company and its Subsidiaries may not enter into any Replacement Financing Agreement the effect of which would be to implement modifications to the Credit Agreement that would otherwise be restricted by this clause (ii);

(iii) issue or create (by merger, reclassification or otherwise) any equity securities that are senior to or pari passu with the Preferred Units, including equity or equity-like securities (unless such issuance would be used to redeem 100% of the Preferred Units and pay 100% of the Preferred Liquidation Preference (in each case, subject to the Preferred Redemption Price)); provided that the foregoing shall not restrict the Company and its Subsidiaries from forming wholly-owned subsidiaries;

(iv) increase or decrease the number of authorized Preferred Units;

(v) incur additional Indebtedness (other than (i) Permitted Indebtedness, (ii) Indebtedness under the Credit Agreement or any Replacement Financing Agreement in an aggregate principal amount at any time outstanding not to exceed the sum of (A) the aggregate principal amount of term loans incurred thereunder on the date hereof (as reduced by any repayments or prepayments of principal of term loans after the date hereof other than through a permitted refinancing of term loans that does not increase the principal amount thereof from that aggregate amount outstanding immediately prior thereto) and (B) the aggregate amount of the Revolving Commitments under the Credit Agreement as in effect on the date hereof and (iii) drawdowns of any Revolving Commitments permitted by the Borrower or its Subsidiaries under the Credit Agreement up to the amount of such Revolving Commitments as in effect on the date hereof), to the extent the incurrence of such additional Indebtedness which may be incurred, in whole or in part, under the Credit Agreement (or any Replacement Financing Agreement) that would result in the Total Net Leverage Ratio (on a Pro Forma Basis) exceeding 3.50:1.00 at the time of the incurrence thereof (which shall assume that the full amount of any new revolving credit facility or increase in the amount of any revolving credit facility being established at such time is fully drawn and with all proceeds from any Indebtedness not being netted from Indebtedness in calculating the numerator of the Total Net Leverage Ratio);

(vi) redeem or repurchase any Units for cash that are junior to the Preferred Units, including Common Units (but excluding cashless redemptions or conversion of units);

(vii) sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (A) (1) transactions between or among the Company or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction to the extent such transactions are not prohibited hereunder and (2) transactions (or series of related transactions) involving aggregate payment or consideration of less than $6,000,000, (B) on terms substantially as favorable to the Company or such Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (C) the consummation of the Transactions and the payment of Transaction Costs, (D) issuances of Equity Securities to the extent not prohibited hereunder, (E) employment and severance arrangements between the Company and its Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions, (F) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors, officers and employees of the Company (or any direct or indirect parent thereof), the Borrower and the Subsidiaries in the ordinary course of business to the extent directly attributable to the ownership or operation of the Company and its Subsidiaries (provided that any such payments to any direct or indirect parent of the Company may only be made if otherwise permitted by Section 6.07(a)(vi) of the Credit Agreement as in effect on the date hereof), (G) transactions pursuant to permitted agreements in existence or contemplated on the date hereof and set forth on Schedule 6.08 of the Credit Agreement as in effect on the date hereof or any amendment thereto to the extent such an amendment is not adverse to the Lenders (as defined in the Credit Agreement as in effect on the date hereof) in any material respect, (H) Restricted Payments permitted under Section 6.07 of the Credit Agreement as in effect on the date hereof and loans and advances in lieu thereof pursuant to Section 6.04(l) of the Credit Agreement as in effect on the date hereof, (I) reasonable payments to or from, and transactions with, any joint venture in the ordinary course of business and (J) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which are fair to the Company and its Subsidiaries, in the reasonable determination of the Company or the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(viii) (A) sell, transfer, lease or otherwise dispose of any asset, including any Equity Security owned by it (including any disposition of property pursuant to a Division/Series Transaction (as defined in the Credit Agreement as in effect on the date hereof)) or (B) permit any Subsidiary to issue any additional Equity Security in such Subsidiary (other than (x) issuing directors’ qualifying shares and nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law (as defined in the Credit Agreement as in effect on the date hereof) and (y) issuing Equity Securities to the Borrower or a Subsidiary or in the case of a Subsidiary that is not a Subsidiary Loan Party (as defined in the Credit Agreement as in effect on the date hereof), joint venture partners in compliance with Section 6.01(b) or 6.04(c) of the Credit Agreement as in effect on the date hereof, as applicable) (each, a “Disposition” and the term “Dispose” as a verb has the corresponding meaning), except:

(1) Dispositions of obsolete, damaged, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Company and its Subsidiaries (including allowing any registration or application for registration of any Intellectual Property (as defined in the Credit Agreement as in effect on the date hereof) that is no longer used or useful, or economically practicable to maintain, to lapse, go abandoned, or be invalidated);

(2) Dispositions of inventory and other assets (including settlement assets) in the ordinary course of business;

(3) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to Net Proceeds (as defined in the Credit Agreement as in effect on the date hereof) of such Disposition are promptly applied to the purchase price of such replacement property;

(4) Dispositions of property to the Company or a Subsidiary;

(5) (A) Dispositions to the extent constituting an Investment (as defined in the Credit Agreement as in effect on the date hereof), (B) Dispositions to the extent constituting a Lien (as defined in the Credit Agreement as in effect on the date hereof), (C) Dispositions permitted by Section 6.03 of the Credit Agreement as in effect on the date hereof and (D) Restricted Payments permitted by Section 6.07 of the Credit Agreement as in effect on the date hereof; provided that, for purposes of the foregoing, all such defined terms and section cross-references shall be to such term or section of the Credit Agreement as in effect on the date hereof (or any similar provision in any Replacement Financing Agreement);

(6) Dispositions of property pursuant to sale-leaseback transactions permitted by Section 6.06 of the Credit Agreement as in effect on the date hereof;

(7) Dispositions of Permitted Investments (as defined in the Credit Agreement as in effect on the date hereof) or other cash equivalents for cash;

(8) Dispositions or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof (including sales to factors or other third parties) and not as part of any financing transactions;

(9) leases, subleases, service agreements, product sales, licenses or sublicenses, in each case that do not materially interfere with the business of the Company and its Subsidiaries, taken as a whole;

(10) non-exclusive licenses or sublicenses of Intellectual Property in the ordinary course of business;

(11) transfers of property subject to Casualty Events (as defined in the Credit Agreement as in effect on the date hereof);

(12) so long as no Default or Event of Default (each as defined in the Credit Agreement as in effect on the date hereof) shall have occurred and be continuing or would result therefrom, Dispositions of property to Persons other than the Company, the Borrower or its Subsidiaries (including the sale or issuance of Equity Securities of a Subsidiary) for fair market value (as reasonably determined by a Responsible Officer (as defined in the Credit Agreement as in effect on the date hereof) of the Company or the Borrower in good faith) not otherwise permitted hereunder; provided that, with respect to any Disposition (or series of related Dispositions) pursuant to this subclause (12) for a purchase price in excess of the greater of $8,760,000 and 12% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to such Disposition, the Company or any Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments (as defined in the Credit Agreement as in effect on the date hereof); provided, however, that solely for the purposes of this subclause (12), (A) any liabilities (as shown on the most recent balance sheet of the Company or such Subsidiary or in the footnotes thereto) of the Company or such Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations (as defined in the Credit Agreement as in effect on the date hereof), that are assumed by the transferee with respect to the applicable Disposition and for which the Company and all of the Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities, notes or other obligations or assets received by the Company or such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within one hundred and eighty (180) days following the closing of the applicable Disposition shall be deemed to be cash, (C) Indebtedness of any Subsidiary that ceases to be a Subsidiary as a result of such Disposition (other than intercompany debt owed to the Company or its Subsidiaries), to the extent that the Company and all of the Subsidiaries (to the extent previously liable thereunder) are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition, shall be deemed to be cash, (D) any Designated Non-Cash Consideration (as defined in the Credit Agreement as in effect on the date hereof) received by the Company or such Subsidiary in respect of such Disposition having an aggregate fair market value (as reasonably determined by a Responsible Officer of the Company or the Borrower in good faith), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (l) that is at that time outstanding, not in excess of $6,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value (as determined in good faith by the Company or the Borrower) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash, and (E) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(c) of the Credit Agreement as in effect on the date hereof;

(13) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(14) Dispositions of any assets (including Equity Securities) (A) acquired in connection with any Permitted Acquisition (as defined in the Credit Agreement as in effect on the date hereof) or other similar permitted Investment permitted hereunder, which assets are not used or useful to the core or principal business of the Company and its Subsidiaries and (B) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition or other similar permitted Investment; provided that the Net Proceeds of such Dispositions shall be applied and/or reinvested as (and to the extent) required by Section 2.11(c) of the Credit Agreement as in effect on the date hereof;

(15) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority (as defined in the Credit Agreement as in effect on the date hereof) or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement; and

(16) any Disposition of the Equity Securities of any Subsidiary.

(ix) make any Restricted Payments by the Company, except:

(1) [Reserved];

(2) the Company, the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Securities of such Person and, in the case of the Company, subject to the limitations set forth in this Agreement;

(3) cashless redemption or conversion of Equity Securities of the Company in exchange for common stock of PubCo;

(4) payments made or expected to be made by the Company, the Borrower or any Subsidiary in respect of withholding or similar taxes payable upon exercise, vesting or settlement of Equity Securities (other than the Preferred Units) by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or permitted transferees) and any repurchases of Equity Securities deemed to occur upon exercise of stock options or warrants if such Equity Securities represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(5) (A) to redeem, acquire, retire or repurchase shares of its Equity Securities through open market purchases or (B) to redeem, acquire, retire, repurchase or settle its Equity Securities (or any options, warrants, restricted stock or stock appreciation rights or similar securities issued with respect to any such Equity Securities) or to service Indebtedness incurred by the Company to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Securities (or make Restricted Payments to allow any of the Company’s direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Securities or to service Indebtedness incurred to finance the redemption, retirement, acquisition or repurchase of such Equity Securities), in each case in respect of this clause (B), held directly or indirectly by current or former officers, managers, consultants, members of the board of directors, employees or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of the Company (or any direct or indirect parent thereof), the Borrower or any of its Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement in an aggregate amount after the date hereof, together with (in the case of either preceding clause (A) or (B)) the aggregate amount of loans and advances to the Company (or any direct or indirect parent thereof) made pursuant to Section 6.04(l) of the Credit Agreement as in effect on the date hereof in lieu of Restricted Payments permitted by this Section 4.8(c)(ix)(5), not to exceed (x) solely with respect to the preceding clause (A), $1,000,000 in the aggregate, and (y) collectively for the preceding clauses (A) and (B), $1,000,000 in any calendar year and $5,000,000 in the aggregate; provided that, any such Restricted Payments made in reliance on the foregoing shall be subject in all respects to the Total Net Leverage Ratio test applicable to Restricted Payments made pursuant to Section 6.07(a)(xiii) of the Credit Agreement as in effect on the date hereof; provided further that such Restricted Payment may only be made in reliance on Section 6.07(a)(v) of the Credit Agreement as in effect on the date hereof;

(6) the Borrower and each Subsidiary may make Restricted Payments to the Company or any other Subsidiary (provided that, in the case of any such Restricted Payment by a Subsidiary that is not a Wholly Owned Subsidiary (as defined in the Credit Agreement as in effect on the date hereof) of the Company, such Restricted Payment is made to the Company, any Subsidiary and to each other owner of Equity Securities of such Subsidiary pro rata based on their relative ownership interests of the relevant class of Equity Securities of such Subsidiary), including:

a. cash distributions from the Borrower to the Company distributed solely for the purpose of funding, without duplication, (i) payments by the Company in respect of taxes directly payable by the Company, including any franchise or similar taxes directly payable by the Company and (ii) distributions pursuant to Section 6.2;

b. the proceeds of which shall be used by the Company to pay (or to make Restricted Payments to allow any direct or indirect parent of the Company to pay) (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business and otherwise directly attributable to the operations of the Company and its Subsidiaries, (2) any reasonable and customary indemnification claims made by members of the board of directors or officers, employees, directors, managers, consultants or independent contractors of the Company (or any parent thereof) directly attributable to the ownership or operations of the Company, the Borrower and its Subsidiaries and (3) amounts that would otherwise be permitted to be paid pursuant to Section 6.08(iii) of the Credit Agreement as in effect on the date hereof;

c. to finance any Investment made by the Company;

d. the proceeds of which shall be used to pay (or to make Restricted Payments to allow the Company to pay) fees and expenses related to any equity or debt offering not prohibited hereunder; and

e. the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of the Company or any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are directly attributable to the operations of the Company, the Borrower and its Subsidiaries.

(7) redemptions in whole or in part of any of its Equity Securities for another class of its Equity Securities or with proceeds from substantially concurrent equity contributions or issuances of new Equity Securities; provided that such new Equity Securities are otherwise not prohibited from being issued hereunder;

(8) the Company may (and the Borrower may make Restricted Payments to the Company to enable the Company to) (a) pay cash in lieu of fractional Equity Securities in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion; and

(9) the Company may make distributions pursuant to Section 6.2;

(x) amend the organizational documents of the Company in a manner adverse to the Preferred Unitholders;

(xi) engage in an internal corporate reorganization that would have an adverse effect, in any material respect, on the Preferred Unitholders;

(xii) fail to obtain, preserve, renew and keep in full force and effect the Company’s legal existence;

(xiii) fail to keep and maintain all tangible property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(xiv) fail to maintain, with insurance companies that the Company and the Borrower believe (in the good faith judgment of the management of the Company and the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Company and the Borrower believe (in the good faith judgment of management of the Company and the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Company and the Borrower believe (in the good faith judgment or the management of the Company and the Borrower) are reasonable and prudent in light of the size and nature of its business.

(d) Optional Redemptions by the Company.

(i) Upon five  Business Days prior written notice (each, a “Company Preferred Redemption Notice”), the Company may (at the direction of the Board) redeem any or all of the Preferred Units, at any time for a cash amount per Preferred Unit equal to the then applicable Preferred Redemption Price.

(ii) On and after any date fixed for redemption (each a “Preferred Redemption Date”), distributions will cease to accrue on the Preferred Units called for redemption, such Preferred Units shall no longer be deemed to be outstanding and all rights of the holders of such units as holders of Preferred Units shall cease except the right to receive the cash deliverable upon such redemption, without interest from the Preferred Redemption Date. Each Company Preferred Redemption Notice will be irrevocable and will be provided by the Company not less than five (5) Business Days prior to the Preferred Redemption Date, addressed to the Preferred Unitholders to be redeemed at their respective addresses as they appear on the books and records of the Company. No defect therein shall affect the validity of the proceedings for the redemption of any Preferred Units. In addition to any information required by applicable law, any Company Preferred Redemption Notice shall state: (A) the Preferred Redemption Date; (B) the Preferred Redemption Price; and (C) whether all or less than all of the outstanding Preferred Units are to be redeemed, the aggregate amount of Preferred Units to be redeemed and, if less than all Preferred Units held by such Preferred Unitholder are to be redeemed, the number of Preferred Units that will be redeemed. The Company Preferred Redemption Notice may also require delivery of certificates representing the Preferred Units to be redeemed, if any, together with certification as to the ownership of such Preferred Units. Upon the redemption of Preferred Units pursuant to this Section 4.8(d)(ii) and the payment in full by the Company of the Preferred Redemption Price for each redeemed Preferred Unit, all rights of a Preferred Unitholder with respect to the redeemed Preferred Units shall cease, and such redeemed Preferred Units shall cease to be outstanding for all purposes of this Agreement.

(iii) If the Company defaults in the payment of the Preferred Redemption Price by failing to pay such price by the Preferred Redemption Date specified in the applicable Company Preferred Redemption Notice, then the Preferred Units that were called for redemption shall remain outstanding and continue to accumulate the Preferred Distribution Amount and have all other rights, preferences and privileges of Preferred Units.

(iv) Upon any redemption of Preferred Units pursuant to this Section 4.8(d), on the Preferred Redemption Date the Company shall pay the Preferred Redemption Price to the applicable Preferred Unitholders by wire transfer of immediately available funds to an account specified by each such Preferred Unitholder in writing to the Company as requested in the applicable Company Preferred Redemption Notice.

(v) Except as provided in Section 4.8(e) of this Agreement, no Preferred Unitholder shall have the right to require the Company to redeem any Preferred Units.

(e) Preferred Unitholder Optional Redemption.

(i) Beginning on February 13, 2028, the Preferred Unitholders shall have the right to cause the Company to redeem all, but not less than all, of the outstanding Preferred Units (the “Preferred Unitholder Redemption Right”) for cash in an aggregate amount equal to the number of outstanding Preferred Units so redeemed multiplied by the Preferred Redemption Price.

(ii) The Preferred Required Unitholders may exercise the Preferred Unitholder Redemption Right at any time after February 13, 2028 by delivering to the Company a written notice of redemption (the “Preferred Unitholder Redemption Notice”).

(iii) Within five Business Days of a receipt of a Preferred Unitholder Redemption Notice, the Company shall deliver a notice (the “Final Company Redemption Notice”) that states (A) the Preferred Redemption Date (which shall be no later than the fifth Business Day following the delivery of the Final Company Redemption Notice) and (B) the place where any Preferred Units to be redeemed that are in certificated form are to be redeemed and shall be presented and surrendered for payment in cash therefor.

(iv) The Company shall pay to the Preferred Unitholders cash sufficient to redeem each of the outstanding Preferred Units as to which the Company has delivered a Final Company Redemption Notice in accordance with Section 4.8(e)(iii) on the Preferred Redemption Date. If a Final Company Redemption Notice shall have been given, then from and after the Preferred Redemption Date, unless the Company defaults in providing to the Preferred Unitholders cash for each of the Preferred Units to be redeemed sufficient for such redemption at the time and place specified for payment pursuant to the Final Company Redemption Notice, (A) all dividends on the Preferred Units shall cease to accrue, (B) all Preferred Units shall be deemed no longer outstanding and (C) all other rights with respect to the Preferred Units, including the rights, if any, to receive notices, will terminate, except only the rights of Preferred Unitholders thereof to receive the cash consideration for each of their Preferred Units to be redeemed. If the Company defaults in providing to the Preferred Unitholders cash for the Preferred Units to be redeemed as set forth in the Final Company Redemption Notice, then the Preferred Units shall remain outstanding and continue to accumulate the Preferred Distribution Amount and have all other rights, preferences and privileges of Preferred Units. Notwithstanding any Final Company Redemption Notice, there shall be no redemption of any Preferred Units called for redemption until funds sufficient to pay the full consideration with respect to each such Preferred Unit shall have been paid to the Preferred Unitholders.

(f) Mandatory Redemption.

(i) Upon written request from the Preferred Required Unitholders as a result of the occurrence of any of the following events (each a “Mandatory Redemption Event”), the Company shall, subject to the limitations set forth in clause (iv) below, redeem all, but not less than all, of the outstanding Preferred Units for cash in an aggregate amount equal to the number of outstanding Preferred Units so redeemed multiplied by the Preferred Redemption Price:

(A)	a Preferred Change of Control;

(B)	an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (1) liquidation, court protection, reorganization or other relief in respect of the Company or the Borrower or its debts, or of a material part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (2) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for the Company or the Borrower or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(C)	the Company or the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 4.8(f)(i)(B), (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for the Company or the Borrower or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(D)	an acceleration of all of the obligations under the Credit Agreement or any other Indebtedness for borrowed money of the Company or its Subsidiaries in a principal amount equal to or greater than $12,000,000;

(E)	failure to pay the distributions required by Section 4.8(b), which such failure has not been cured within five Business Days after written notice by the Preferred Required Unitholders to the Company;

(F)	a breach of Section 4.8(c), which breach shall not have been cured (if curable) within five Business Days;

(G)	a final, non-appealable and enforceable judgment for the payment of money by a court of competent jurisdiction against the Company or its Subsidiaries in an amount equal to or greater than $12,000,000 that is not paid or reimbursable by insurance; or

(H)	any material provision of this Agreement or the Subscription Agreement shall for any reason not be (or asserted in writing by PubCo, the Company or any of their Subsidiaries not to be) a legal, valid and binding obligation of any party hereto or thereto other than as expressly permitted hereunder or thereunder.

(ii) Within five Business Days of a receipt of a Preferred Unitholder Redemption Notice resulting from a Mandatory Redemption Event, the Company shall deliver a Final Company Redemption Notice that states (A) the Preferred Redemption Date (which shall be no later than the fifth Business Day following the delivery of the Final Company Redemption Notice) and (B) the place where any Preferred Units to be redeemed that are in certificated form are to be redeemed and shall be presented and surrendered for payment in cash therefor.

(iii) The Company shall pay to the Preferred Unitholders cash sufficient to redeem each of the outstanding Preferred Units as to which the Company has delivered a Final Company Redemption Notice in accordance with Section 4.8(e)(ii) on the Preferred Redemption Date. If a Final Company Redemption Notice shall have been given, then from and after the Preferred Redemption Date, unless the Company defaults in providing to the Preferred Unitholders cash for each of the Preferred Units to be redeemed sufficient for such redemption at the time and place specified for payment pursuant to the Final Company Redemption Notice, (A) all dividends on the Preferred Units shall cease to accrue, (B) all Preferred Units shall be deemed no longer outstanding and (C) all other rights with respect to the Preferred Units, including the rights, if any, to receive notices, will terminate, except only the rights of Preferred Unitholders thereof to receive the cash consideration for each of their Preferred Units to be redeemed. If the Company defaults in providing to the Preferred Unitholders cash for the Preferred Units to be redeemed as set forth in the Final Company Redemption Notice, then the Preferred Units shall remain outstanding and continue to accumulate the Preferred Distribution Amount and have all other rights, preferences and privileges of Preferred Units. Notwithstanding any Final Company Redemption Notice, there shall be no redemption of any Preferred Units called for redemption until funds sufficient to pay the full consideration with respect to each such Preferred Unit shall have been paid to the Preferred Unitholders.

(iv) For the avoidance of doubt and notwithstanding anything to the contrary contained herein, (x) the Company shall not be required to redeem any Preferred Units as a result of any Mandatory Redemption Event (other than pursuant to Section 4.8(f)(i)(A) hereof but only to the extent that all of the obligations (other than contingent obligations for which no claim has been made) under the Credit Agreement have been repaid in full in cash in accordance with their terms in connection with such Preferred Change of Control) (and shall not be in default of any provision hereof), or deliver any Final Company Redemption Notice as a result thereof, and (y) no Preferred Unitholder shall be permitted to deliver any Redemption Notice as a result of any Mandatory Redemption Event (and any such Redemption Notice so delivered shall not be effective), in each case, to the extent that the Company would not be permitted to redeem any Preferred Units at such time as a result of any Mandatory Redemption Event or otherwise due to the limitations and restrictions set forth in the Credit Agreement as in effect on the date hereof (but not any Replacement Financing Agreement unless the limitations on Restricted Payments therein are not more adverse to the Preferred Unitholders in the aggregate than to those set forth in the Credit Agreement as in effect on the date hereof).

(g) Board Observer. The Preferred Required Unitholders shall have the right to invite one natural person (an “Observer”) to attend and participate in meetings of the Board and any committees thereof (and any board of managers of the Company or any Subsidiary of the Company or similar body, if established) in a nonvoting observer capacity. The Managing Member shall provide a reasonable opportunity for the Observer to participate in any such meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. The Observer shall not have any right to vote on any matter presented to the Board or any committee thereof and shall, prior to attending any meeting of the Board, execute and deliver to the Board an agreement to abide by all policies applicable to members of the Board and a confidentiality agreement reasonably acceptable to the Board. The Company shall provide to the Observer (i) notice of the time and place of any such meeting in the same manner and at the same time as notice is sent to the members of the Board or such committee, as the case may be, (ii) if the Observer cannot attend a meeting in person, electronic means of attending such meeting remotely including by telephone conference call or other similar means and (iii) all notices, minutes, consents, materials and other information, including monthly management reports, operational performance metrics and other financial and performance information, delivered to the members of the Board or committee thereof in their capacity as such at the same time and in the same manner as provided to such members. Notwithstanding the foregoing, the Company reserves the right to exclude the Observer from access to any material or meeting or portion thereof if (A) the Company has been advised by counsel in writing that such exclusion is reasonably necessary to preserve the attorney-client privilege or attorney work product privilege or (B) the Company has received written advice of outside counsel that if such Observer obtained such information it would result in a conflict of interest. Notwithstanding the foregoing, the Company shall (i) use reasonable best efforts to avoid or mitigate any such exclusion and (ii) inform the Observer of the general nature of the subject matter discussed and explain the Board’s rationale for the discussion to exclude the Observer. The Company and its Subsidiaries shall reimburse all reasonable and documented fees, out-of-pocket costs and out-of-pocket expenses of the Observer associated with the execution of the Observer’s role and attendance at such meetings including travel, meals and accommodations.

(h) Expenses. The Company shall pay, within 15 days after written demand therefor, GSO’s reasonable and documented fees, out-of-pocket costs and out-of-pocket expenses (including, without limitation, the reasonable and documented fees and out-of-pocket expenses of any outside counsel to GSO) arising in connection with the administration or enforcement of GSO’s rights under this Agreement and any amendment or waiver with respect to this Agreement.

(i) Termination. In the case of redemption of all of the Preferred Units, this Section 4.8 and Sections 5.2(h) and (i) shall automatically terminate and be of no further force and effect at such time as no Preferred Units remain outstanding.

(j) For so long as GSO together with its Affiliates own at least the Qualifying Ownership Interest, the Company will permit GSO and its Affiliates to visit and inspect, once within any twelve month period (except if a Mandatory Redemption Event has occurred or an Event of Default under and as defined in the Credit Agreement as in effect on the date hereof has occurred, in which event the Company will permit GSO and its Affiliates to visit and inspect without limitation), at their expense, the properties of the Company and its Subsidiaries, to examine the books and records and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the principal officers of the Company, all upon reasonable notice and at such reasonable times as GSO and its Affiliates may reasonably request. Any investigation pursuant to this Section 4.8(j) shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, and nothing herein shall require the Company or any Subsidiary to disclose any information to the extent (i) prohibited by applicable law or regulation, (ii) that the Company reasonably believes such information to be competitively sensitive proprietary information (except to the extent GSO and its Affiliates provide assurances reasonably acceptable to the Company that such information shall not be used by GSO and its Affiliates to compete with the Company and its Subsidiaries), or (iii) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any Subsidiary is a party or would cause a risk of a loss of attorney-client privilege to the Company or any Subsidiary. The Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where any of the restrictions in the foregoing clauses apply, and shall provide, to the extent feasible, a simple description of any information withheld on the basis of the foregoing restrictions. “Qualifying Ownership Interest” means 25% of the Preferred Units.

(k) Affirmative Covenants.

(i) To the extent the Long Engineering Acquisition does not close within 10 Business Days after the date hereof, the Initial Term Loans (as defined in the Credit Agreement as in effect on the date hereof) will be prepaid by $10.5 million on the 11th Business Day after the date hereof.

(ii) For so long as the Preferred Units remain outstanding, the Company and the Borrower shall exercise any reclassification rights, with respect to Restricted Payments incurrence-based basket exceptions under Section 6.07 of the Credit Agreement as in effect on the date hereof, to reclassify any Restricted Payments made in reliance on any dollar basket to reliance on an incurrence-based basket, if and whenever permitted.

(iii) For so long as the Preferred Units remain outstanding, the Company shall promptly provide to the Preferred Unitholders written notice of the occurrence of any Mandatory Redemption Event pursuant to Section 4.8(f) hereof.

(iv) For so long as the Preferred Units remain outstanding, any Restricted Payments made by the Company pursuant to Sections 6.07(a)(vii) or 6.07(a)(xiii) of the Credit Agreement shall be made first pursuant to Section 6.07(a)(xiii), second pursuant to Section 6.07(a)(vii)(B) and third pursuant to Section 6.07(a)(vii)(A), in each case to the fullest extent permitted under such provisions. For purposes of this paragraph, all references to the Credit Agreement are deemed to be references to the Credit Agreement as in effect on the date hereof.

Article V
ALLOCATIONS OF PROFITS AND LOSSES

Section 5.1 Profits and Losses. After giving effect to the allocations under Section 5.2 and subject to Section 5.4, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Fiscal Year or other taxable period (including any taxable periods ending on a Preferred Redemption Date), the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 11.3(b) if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 11.3(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets. For the avoidance of doubt, any Preferred Units being redeemed on any Preferred Redemption Date shall be treated as outstanding as of the last day of the taxable period ending on such date for purposes of this Section 5.1.

Section 5.2 Special Allocations.

(a) Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members on a pro rata basis in accordance with the number of Units owned by each Member. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b) Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c) Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This section is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d) Notwithstanding any other provision of this Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e) Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f) Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided, that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 5.1 and Section 5.2 have been tentatively made as if this Section 5.2(f) were not in this Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii) and shall be interpreted consistently therewith.

(g) If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year or other taxable period that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in Section 5.1 and Section 5.2 have been made as if Section 5.2(f) and this Section 5.2(g) were not in this Agreement.

(h) If any Preferred Units are redeemed pursuant to this Agreement and the Capital Account with respect to each such Preferred Unit does not equal the Preferred Redemption Price, then items of gross income, gain, loss and deduction will be allocated to the Preferred Unitholders whose Units are being redeemed, pro rata, in a manner such that, to the extent possible, the Capital Account balance with respect to each such Preferred Unit equals the Preferred Redemption Price.  If, after making such allocations, the Capital Account balance with respect to each such Preferred Unit does not equal the Preferred Redemption Price, then (i) to the extent the Preferred Redemption Price exceeds such Capital Account balance, the Company will be deemed to make a guaranteed payment (within the meaning of Code Section 707(c)) to the Preferred Unitholders whose Preferred Units are being redeemed in an aggregate amount equal to the amount of such excess for each Preferred Unit being redeemed and the deduction with respect to the deemed guaranteed payments will be allocated 100% to the Common Unitholders on a pro rata basis, or (ii) to the extent such Capital Account balance exceeds the Preferred Redemption Price, the Company will be deemed to make a guaranteed payment to the Common Unitholders on a pro rata basis, in an aggregate amount equal to the amount of such excess for each Preferred Unit being redeemed, and the deduction with respect to the deemed guaranteed payments will be allocated 100% to the Preferred Unitholders, on a pro rata basis.

(i) If upon the liquidation of the Company, the Capital Account with respect to each Preferred Unit does not equal the Preferred Redemption Price, then items of gross income, gain, loss and deduction will be allocated to the Preferred Unitholders on a pro rata basis, in a manner such that, to the extent possible, the Capital Account balance with respect to each such Preferred Unit equals the Preferred Redemption Price.  If, after making such allocations, the Capital Account balance with respect to each such Preferred Unit does not equal the Preferred Redemption Price, then (i) to the extent the Preferred Redemption Price exceeds such Capital Account balance, the Company will make a guaranteed payment (within the meaning of Code Section 707(c)) to the Preferred Unitholders on a pro rata basis, in an aggregate amount equal to the amount of such excess for each Preferred Unit, and the deduction with respect to the guaranteed payments will be allocated 100% to the Common Unitholders on a pro rata basis, or (ii) to the extent such Capital Account balance exceeds the Preferred Redemption Price, the Company will make a guaranteed payment to the Common Unitholders on a pro rata basis, in an aggregate amount equal to the amount of such excess for each Preferred Unit, and the deduction with respect to the guaranteed payments will be allocated 100% to the Preferred Unitholders on a pro rata basis.

(j) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(k) The allocations set forth in Sections 5.2(a) through 5.2(g) and Section 5.2(j) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 5.2(k) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

Section 5.3 Allocations for Tax Purposes in General.

(a) Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 5.1 and 5.2.

(b) In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using (i) the “traditional method,” under Treasury Regulations Section 1.704-3(b) with respect to any property deemed to be contributed by Atlas to the Company and (ii) any method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations with respect to any other Company property.

(c) Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions and (ii) recapture of credits shall be allocated to the Members in accordance with applicable Law.

(d) Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local income taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(e) If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(f) Any adjustment to the adjusted tax basis of Company property pursuant to Code Section 743(b) resulting from a transfer of a Company Interest shall be handled in accordance with Treasury Regulations section 1.743-1(j).

Section 5.4 Other Allocation Rules.

(a) The Members are aware of the income tax consequences of the allocations made by this Article V and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for U.S. federal and applicable state and local income tax purposes.

(b) The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Sections 5.1, 5.2 and 5.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member determines that the application of the provisions in Sections 4.4, 5.1, 5.2 or 5.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions to the extent permitted by applicable Law.

(c) All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee based on the portion of the Fiscal Year or other taxable period during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the Transferor or the Transferee during that year; provided, however, that this allocation must be made in accordance with a method determined by the Managing Member and permissible under Code Section 706 and the Treasury Regulations thereunder.

(d) The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members on a pro rata basis in accordance with the number of Units owned by each Member.

(e) To the extent any amount is treated as a guaranteed payment (within the meaning of Code Section 707(c)) pursuant to Section 10.6 hereof, the deduction with respect to such guaranteed payment will be allocated 100% to the Common Unitholders on a pro rata basis.

Article VI
DISTRIBUTIONS

Section 6.1 Distributions.

(a) Distributions. To the extent permitted by applicable Law and hereunder, and except as otherwise provided in Section 11.3, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine (in its sole discretion in accordance with the fiduciary duties set forth in Section 7.1(b)) using such record date as the Managing Member may designate; provided that, so long as the Preferred Units remain outstanding, such distributions shall only be declared at the end of a Quarter so long as there remain funds legally available therefor after the cash payments required to be paid pursuant to Section 4.8(b) are made in such Quarter. Any such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis (except that, for the avoidance of doubt, repurchases or redemptions made in accordance with Section 4.1(f) or payments made in accordance with Sections 7.4 or 7.8 need not be on a pro rata basis), in accordance with the number of Units owned by each Member as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Sections 6.2 and 11.3(b)(iii); and provided, further, that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof. For the avoidance of doubt, distributions to the holders of Preferred Units shall be made pursuant to Section 4.8(b) and not this Section 6.1.

(b) Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c) Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. In the event of any distribution of (i) property in kind or (ii) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property so distributed in kind (based on the Fair Market Value of such property). To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 6.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 5.1 and Section 5.2.

Section 6.2 Tax-Related Distributions. On each Tax Distribution Date, the Company will, subject to the availability of funds and any restrictions contained in any agreement to which the Company is bound (including the Credit Agreement), (a) make distributions to the holders of Common Units pro rata in proportion to their respective number of Common Units in an amount sufficient to cause PubCo to receive a distribution equal to the sum of all of PubCo’s federal, state, local and non-U.S. tax liabilities during such Quarter or other taxable period to which the tax-related distribution under this Section 6.2 relates solely as a result of allocations of income and gain pursuant to Section 5.3(a) hereof, and taking into account all losses, depreciation, amortization and other tax assets available to reduce any such liabilities and (b) make distributions to the holders of Preferred Units pro rata in proportion to their respective number of Preferred Units in an amount sufficient to cause the Preferred Unitholders to receive a distribution equal to the sum of all of such Preferred Unitholder’s federal, state, local and non-U.S. tax liabilities attributable to its Preferred Units during the Quarter or other taxable period to which the tax-related distribution under this Section 6.2 relates (to the extent the cash distributions made under Section 4.8(b) were less than the amount of such tax liabilities). Any distributions made under Section 6.2(b) shall be treated as an advance against any future distributions to be made pursuant to this Agreement. Notwithstanding the foregoing, no Restricted Payments pursuant to this Section 6.2 shall be made pursuant to Sections 6.07(a)(vii) or (xiii) of the Credit Agreement as in effect on the date hereof (or any similar provision of any Replacement Financing Agreement).

Section 6.3 Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

Article VII
MANAGEMENT

Section 7.1 Managing Member Rights; Fiduciary Duties.

(a) PubCo shall be the sole Managing Member of the Company. Except as otherwise required by Law or expressly provided for in this Agreement, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion without the consent of any other Member and (iii) the Members, other than the Managing Member (in their capacity as such), shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

(b) In connection with the performance of its duties as the Managing Member of the Company, except as otherwise set forth herein, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The Members acknowledge that the Managing Member will take action through the Board, and that the members of the Board will owe comparable fiduciary duties to the stockholders of the Managing Member.

Section 7.2 Officers.

(a) The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

(b) The Officers of the Company as of the date hereof are set forth on Exhibit B attached hereto.

(c) Except as otherwise set forth herein, the Chief Executive Officer will be responsible for the general and active management of the business of the Company and its Subsidiaries and will see that all orders of the Managing Member are carried into effect. The Chief Executive Officer will report to the Managing Member and have the general powers and duties of management usually vested in the office of chief executive officer of a corporation organized under the DGCL, subject to the terms of this Agreement, and will have such other powers and duties as may be prescribed by the Managing Member or this Agreement. The Chief Executive Officer will have the power to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by Law to be otherwise signed and executed, and except where the signing and execution thereof will be expressly delegated by the Managing Member to some other Officer or agent of the Company.

(d) Except as set forth herein, the Managing Member may appoint Officers at any time, and the Officers may include one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other officers that the Managing Member deems appropriate. Except as set forth herein, the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Managing Member.

(e) Subject to this Agreement and to the rights, if any, of an Officer under a contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.

(f) The Officers, in the performance of their duties as such, shall owe to the Company and the Members duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its shareholders under the DGCL.

Section 7.3 Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following Persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a) one or more employees or other agents of the Company or subordinates whom the Officer reasonably believes to be reliable and competent in the matters presented; and

(b) any attorney, public accountant, or other Person as to matters which the Officer reasonably believes to be within such Person’s professional or expert competence.

Section 7.4 Indemnification.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, board observer, officer, employee or agent of another company or of an Affiliate of the Company, or a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, board observer, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified by the Company to the fullest extent permitted or required by the Act and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, Liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except as provided in Section 7.4(d) with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee pursuant to this Section 7.4 in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(b) Right to Advancement of Expenses. The right to indemnification conferred in Section 7.4(a) shall include the right to advancement by the Company of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the Act so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee benefit plan) shall be made pursuant to this Section 7.4(b) only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 7.4(b). An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 7.4(b) is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 7.4(a) with respect to the related Proceeding or the absence of any prior determination to the contrary.

(c) Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 7.4(a) and (b) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, board observer, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

(d) Right of Indemnitee to Bring Suit. If a claim under Sections 7.4(a) or (b) is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to the fullest extent permitted or required by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader reimbursements of prosecution or defense expenses than such law permitted the Company to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Company (including its Managing Member or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including the Managing Member or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses hereunder pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Company.

(e) Appearance as a Witness. Notwithstanding any other provision of this Section 7.4, the Company shall pay or reimburse expenses incurred by any Person entitled to be indemnified pursuant to this Section 7.4 in connection with such Person’s appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

(f) Nonexclusivity of Rights. The rights to indemnification and the Advancement of Expenses conferred in this Section 7.4 shall not be exclusive of any other right which a Person may have or hereafter acquire under any statute, this Agreement, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Section 7.4 shall limit or otherwise affect any such other right or the Company’s power to confer any such other right.

(g) No Duplication of Payments. The Company shall not be liable under this Section 7.4 to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

(h) Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company, is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such expense, Liability or loss under the Act.

Section 7.5 Resignation or Termination of Managing Member. PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 7.5. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor, as applicable) as Managing Member shall be effective unless PubCo (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor, as applicable) and the new Managing Member (as applicable), to cause (a) PubCo to comply with all PubCo’s obligations under this Agreement (including its obligations under Section 4.6) other than those that must necessarily be taken in its capacity as Managing Member and (b) the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 7.6 No Inconsistent Obligations. The Managing Member represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as permitted by Section 7.1, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 7.7 Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 12.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the redemption rights of holders of Units set forth in Section 4.6 provide that each Unit (together with the surrender and delivery of one share of Class B Common Stock) is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such redemption. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement.

Section 7.8 Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (ii) upon the determination of the Managing Member (acting in its sole discretion in accordance with the fiduciary duties set forth in Section 7.1(b)), reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without limitation, costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, costs of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs; provided, that the Company shall not pay or bear any income tax obligations of the Managing Member. In the event that (i) shares of Class A Common Stock or other Equity Securities of PubCo were sold to underwriters in any public offering after the Effective Time, in each case, at a price per share that is lower than the price per share for which such shares of Class A Common Stock or other Equity Securities of PubCo are sold to the public in such public offering after taking into account any Discount and (ii) the proceeds from such public offering are used to fund the Cash Election Amount for any redeemed Units or otherwise contributed to the Company, the Company shall reimburse the Managing Member for such Discount by treating such Discount as an additional Capital Contribution made by the Managing Member to the Company, issuing Units in respect of such deemed Capital Contribution in accordance with Section 4.6(b)(ii), and increasing the Managing Member’s Capital Account by the amount of such Discount. For the avoidance of doubt, any payments made to or on behalf of the Managing Member pursuant to this Section 7.8 shall not be treated as a distribution pursuant to Section 6.1(a) but shall instead be treated as a cost or an expense of the Company.

Article VIII
ROLE OF MEMBERS

Section 8.1 Rights or Powers. Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs, or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. Any Member, its Affiliates and its and their employees, stockholders, agents, directors or officers may also be an employee or be retained as an agent of the Company. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 8.2 Voting.

(a) Meetings of the Members may be called by the Managing Member. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two (2) Business Days and not more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 8.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Units shall constitute the act of the Members; provided, that no shares of Class B Common Stock may be Transferred unless a corresponding number of Units are Transferred therewith in accordance with this Agreement.

(b) Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(c) Each meeting of Members shall be conducted by an Officer designated by the Managing Member or such other individual Person as the Managing Member deems appropriate.

(d) Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.

Section 8.3 Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member or Company Representative.

Section 8.4 Investment Opportunities. To the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member (other than Members who are directors, officers, employees or other services providers of the Company, PubCo or any of their respective subsidiaries), any of their respective affiliates (other than the Company, the Managing Member or any of their respective subsidiaries), or any of their respective officers, directors, agents, shareholders, members, and partners (each, a “Business Opportunities Exempt Party”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any of its subsidiaries shall have any duty to communicate or offer such opportunity to the Company. No amendment or repeal of this Section 8.4 shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 8.4. Neither the alteration, amendment or repeal of this Section 8.4, nor the adoption of any provision of this Agreement inconsistent with this Section 8.4, shall eliminate or reduce the effect of this Section 8.4 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 8.4, would accrue or arise, prior to such alteration, amendment, repeal or adoption. Notwithstanding anything to the contrary set forth in this Agreement, except as otherwise required by law, neither Bernhard Capital Partners Management LP nor any of its Affiliates (including one or more associated investment funds or portfolio companies) nor any of their respective directors, officers, managers, members, equityholders or employees other than those that serve on the board of directors of PubCo (each, an “Excluded Person”) shall have any duty (contractual or otherwise) to communicate or present any corporate opportunities (“Excluded Opportunities”) to the Company, PubCo or any of their respective subsidiaries, Affiliates or equityholders, and the Company and each of the Members, on its own behalf and on behalf of their respective Affiliates and equityholders, hereby irrevocably waive any right to require any Excluded Person to act in a manner inconsistent with the provisions of this Section 8.4. Furthermore, none of the Company or its subsidiaries or any Member will acquire or be entitled to any interest or participation in any Excluded Opportunities as a result of the participation therein by an Excluded Person.

Section 8.5 Use of Names. Except as otherwise required by applicable law, each of the Company and Members agrees that, without the consent of GSO, such Person will not, and will cause its Affiliates not to, make reference to or use, in writing, the names of “GSO”, “Blackstone” or any of their respective Affiliates in connection with the interest of such Person in the Company or otherwise without the prior written consent of GSO.

Article IX
TRANSFERS OF INTERESTS

Section 9.1 Restrictions on Transfer.

(a) Except as provided in Section 4.6, no Member shall Transfer all or any portion of its Interest without the Managing Member’s prior written consent, which consent shall be granted or withheld in the Managing Member’s sole discretion. If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 9.1(a), involuntarily, by operation of law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member nor be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Managing Member consents in writing to such admission, which consent shall be granted or withheld in the Managing Member’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(a) shall, to the fullest extent permitted by law, be null and void and of no force or effect whatsoever. For the avoidance of doubt, the restrictions on Transfer contained in this Article IX (other than those set forth in Sections 9.1(b), 9.2 and 9.3) shall not apply to the Transfer of any capital stock of the Managing Member; provided, that no shares of Class B Common Stock may be Transferred unless a corresponding number of Units are Transferred therewith in accordance with this Agreement. Notwithstanding the foregoing, but subject to any other restrictions on Transfers set forth in this Agreement, (i) Atlas may distribute a number of Common Units (and corresponding shares of Class B Common Stock) to its limited partners (including Atlas Technical Consultants Management LLC) and to Bernhard Capital Partners Management LP and its Affiliates in accordance with the provisions of Bernhard Capital Partners Management LP’s limited partnership agreement and Atlas Technical Consultants Management LLC may distribute the Common Units (and corresponding shares of Class B Common Stock) it receives in such distribution to its members; provided, that any Member that is an entity may elect to make an in-kind distribution of all or any portion of its Interests to its members, partners or stockholders, as applicable, in each case in accordance with the terms of its operating agreement; (ii) GSO may Transfer (A) any number of Units to its Affiliates and (B) Preferred Units to any Person who is not an Affiliate of GSO so long as any such Transferee will hold at least five percent (5%) of the outstanding Preferred Units; provided, that, in each case, (x) for so long as GSO and its Affiliates continue to hold at least 50% of the outstanding Preferred Units (unless a default in payment distributions on the Preferred Units pursuant to Section 4.8(b) hereof or the bankruptcy or insolvency of the Company or Atlas has occurred), GSO may not Transfer any Preferred Units to a Disqualified Transferee and (y) such Transfer would not cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision; and (iii) [Bernhard Capital Partners Management LP] and its Affiliates shall be permitted to Transfer all or any portion of their respective Interests to any Person so long as such Transfer would not cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision.

(b) In addition to any other restrictions on Transfer contained herein, including the provisions of this Article IX, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if such Transfer would (A) be considered to be effected on or through an “established securities market” or a “secondary market” or the substantial equivalent thereof as such terms are used in Treasury Regulations Section 1.7704-1, (B) result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (C) cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or to be taxed as a corporation pursuant to the Code or successor of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3 (14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests or any Equity Securities issued upon any exchange of such Interests, pursuant to any applicable U.S. federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law). Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(b) shall be null and void and of no force or effect whatsoever.

(c) The Company shall use commercially reasonable efforts to assist any holder of Preferred Units in any Transfer of Preferred Units permitted hereunder without registration under the Securities Act by providing customary information and access (i) in connection with any such holder’s marketing efforts or any potential transferee’s due diligence and financing arrangements and (ii) in order to comply with applicable securities Laws.

Section 9.2 Notice of Transfer. Other than in connection with Transfers made pursuant to Section 4.6, each Member shall, after complying with the provisions of this Agreement, but in any event no later than three Business Days following any Transfer of Interests, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

Section 9.3 Transferee Members. A Transferee of Interests pursuant to this Article IX shall have the right to become a Member only if (i) the requirements of this Article IX are met, (ii) such Transferee executes an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (iii) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws, (iv) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s Interest, whether or not consummated and (v) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member. Notwithstanding anything to the contrary in this Section 9.3, and except as otherwise provided in this Agreement, following a Transfer by one or more Members (or a transferee of the type described in this sentence) to a Transferee of all or substantially all of their Interests, such transferee shall succeed to all of the rights of such Member(s) under this Agreement.

Section 9.4 Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ATLAS TC HOLDINGS LLC, DATED AS OF FEBRUARY 13, 2020, AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY MEMBER MAKING A REQUEST THEREFOR) AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.”

Article X
ACCOUNTING

Section 10.1 Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 10.2 Tax Elections.

(a) The Company and any eligible Subsidiary shall make an election (or continue a previously made election) pursuant to Section 754 of the Code for the taxable year of the Company that includes the date hereof, shall not thereafter revoke such election and shall make a new election pursuant to Section 754 of the Code to the extent necessary following any “termination” of the Company or the Subsidiary, as applicable, under Section 708 of the Code. In addition, the Company shall make the following elections on the appropriate forms or tax returns:

(i) to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

(ii) to adopt the accrual method of accounting for U.S. federal income tax purposes;

(iii) to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code; and

(iv) except as otherwise provided in this Agreement, any other election the Managing Member may deem appropriate and in the best interests of the Company.

Section 10.3 Tax Returns; Information. The Company Representative shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company Representative shall furnish to each Member a copy of each approved return and statement, together with any schedules or other information which each Member may require in connection with such Member’s own tax affairs as soon as practicable (but in no event more than ninety days after the end of each Fiscal Year). The Members agree to take all actions reasonably requested by the Company or the Company Representative to comply with the Bipartisan Budget Act, including where applicable, filing amended returns as provided in Sections 6225 or 6226 of the Code and providing confirmation thereof to the Company Representative, or to otherwise allow the Company or Company Representative to avoid or reduce any. To the fullest extent allowable by law, and except with respect to the information described in the first sentence of this Section 10.3, each Member (other than the Managing Member) hereby waives all rights to any information that it may otherwise obtain pursuant to Section 18-505 of the Act.

Section 10.4 Company Representative. The Managing Member is specially authorized and appointed to act as the Company Representative. The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative.

Section 10.5 Withholding Tax Payments and Obligations.

(a) Upon providing reasonable advance written notice of its intention to withhold and giving a Member a reasonable opportunity to demonstrate that withholding may not be required or, alternatively, that withholding at a lesser tax rate may be permissible, the Company and its Subsidiaries may withhold from payments, distributions, allocations or portions thereof if it is required to do so by any applicable rule, regulation or law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member any amount of taxes that the Managing Member determines, in Good Faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

(b) To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Managing Member determines, in Good Faith, that such tax relates to one or more specific Members (including any tax payable by the Company or any of its Subsidiaries pursuant to Section 6225 of the Code with respect to items of income, gain, loss deduction or credit allocable or attributable to such Member), such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 10.5.

(c) For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 10.5 shall be treated as if distributed to such Member at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a loan from the Company to such Member, with interest accruing at the Prime Rate in effect from time to time, compounded annually. The Managing Member may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time (which payment shall not be deemed a Capital Contribution for purposes of this Agreement), and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.

(d) Neither the Company nor the Managing Member shall be liable for any excess taxes withheld in respect of any Member, and, in the event of over withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Entity.

(e) Notwithstanding any other provision of this Agreement, (i) any Person who ceases to be a Member shall be treated as a Member for purposes of this Section 10.5 and (ii) the obligations of a Member pursuant to this Section 10.5 shall survive indefinitely with respect to any taxes withheld or paid by the Company that relate to the period during which such Person was actually a Member, regardless of whether such taxes are assessed, withheld or otherwise paid during such period.

Section 10.6 Tax Treatment of Cash Quarterly Preferred Distributions. The amount of any Preferred Quarterly Distribution actually paid in cash to any Preferred Unitholder pursuant to Section 4.8(b) hereof shall be treated for tax purposes as a guaranteed payment (within the meaning of Code Section 707(c)) to such Preferred Unitholder.

Article XI
DISSOLUTION

Section 11.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a) the sale of all or substantially all of the assets of the Company;

(b) the determination of the Managing Member to dissolve the Company;

(c) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; and

(d) the entry of a decree of judicial dissolution under Section 18‒802 of the Act.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. In the event of a dissolution pursuant to Section 11.1(b), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

Section 11.2 Bankruptcy. For purposes of this Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) (i) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof (ii) or a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of 90 consecutive days, (b) a Member shall (i) admit in writing of its inability to pay its debts when due, or make an assignment for the benefit of creditors, (ii) apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property or (iii) institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of 90 consecutive days or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of 90 consecutive days.

Section 11.3 Procedure.

(a) In the event of the dissolution of the Company for any reason, the Members shall commence to wind up the affairs of the Company and to liquidate the Company’s investments; provided, that if a Member is in bankruptcy or dissolved, the Managing Member shall commence to wind up the affairs of the Company and, subject to Section 11.4(a), the Managing Member shall have full right and unlimited discretion to determine in Good Faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits and losses during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Managing Member, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

(b) Following the allocation of all Profits and Losses as provided in Article V, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i) First, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent, conditional or unmatured Liabilities or future payments described in Section 11.3(b) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (iii), below);

(ii) Second, to the payment of all expenses of liquidation and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or, to the fullest extent permitted by law, Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts or liabilities under 18-601 or 18-604 of the Act;

(iii) Third, to pay the Preferred Redemption Price on each Preferred Unit; and

(iv) Fourth, the balance to the Common Unitholders, pro rata in proportion to their respective ownership of Common Units.

(c) Except as provided in Section 11.4(a), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d) Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

Section 11.4 Rights of Members.

(a) Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b) Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 11.5 Notices of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 11.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 11.6 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 11.7 No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

Article XII
GENERAL

Section 12.1 Amendments; Waivers.

(a) The terms and provisions of this Agreement may be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) only with both (y) the approval of the Managing Member and (z) except for any amendment pursuant to Section 7.7, if, at such time, Atlas beneficially owns any Units, the approval of Bernhard Capital Partners Management LP; provided, that no waiver, modification or amendment shall be effective until after written notice is provided to the Members that the requisite consent has been obtained for such waiver, modification or amendment, and, for the avoidance of doubt, any Member, including any Member not providing written consent, shall have the right to file a Redemption Notice prior to the effectiveness of such waiver, modification or amendment; provided, further, that no amendment to this Agreement may:

(i) modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the prior written consent of each such affected Member;

(ii) except as provided in the provisos in the last sentence of Section 4.3, alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial relative to any other Interests, without the prior written approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner; or

(iii) alter or change any rights, preferences or privileges of the Preferred Units in a manner adverse to the Preferred Unitholders, without the prior written approval of the Preferred Required Unitholders.

(b) So long as the Preferred Units remain outstanding, the approval of all of the Preferred Unitholders shall be required to amend this Agreement if such amendment would:

(i) reduce the Preferred Distribution Amount or change the form or timing of payment of distributions on the Preferred Units; or

(ii) defer the date from which distributions on the Preferred Units will accrue, cancel any accrued and unpaid distributions on the Preferred Units or any interest accrued thereon (including any Preferred Partial Period Distributions), or change the seniority rights of the Preferred Unitholders as to the payment of distributions, including with respect to Section 11.3 hereof, in relation to the holders of any other class of Units; or

(iii) extend the dates set forth in Sections 4.8(f)(i) and (ii).

(c) Notwithstanding the foregoing subsection (a), but subject to the limitations of subsection (b), the Managing Member, acting alone, may amend this Agreement, including Exhibit A, (i) to reflect the admission of new Members, Transfers of Interests, the issuance of additional Units or Equity Securities, as provided by the terms of this Agreement, and, subject to Section 12.1(a), subdivisions or combinations of Units made in compliance with Section 4.1(g) and (ii) as necessary, and solely to the extent necessary, in the reasonable advice of legal counsel or a qualified tax advisor (including any nationally recognized accounting firm) to the Company, to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(d) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.2 Further Assurances. Each Party agrees that it will from time to time, upon the reasonable request of another Party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

Section 12.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.

Section 12.4 Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 12.5 Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 12.6 Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal Law.

Section 12.7 Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any Action arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action. Each of the parties hereto further irrevocably consents, to the fullest extent permitted by law, to the service of process out of any of the aforementioned courts in any such Action by the mailing of copies thereof by registered mail, postage prepaid, to such Party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 12.7 shall affect the right of any Party hereto to serve legal process in any other manner permitted by law.

Section 12.8 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 12.9 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party. Any signature hereto delivered by a Party by facsimile or other means of electronic transmission shall be deemed an original signature hereto.

Section 12.10 Notices. Any notice, request, demand or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, by telecommunications mechanism or electronically or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company or the Managing Member, addressed to it at:

Atlas TC Holdings LLC

13215 Bee Cave Parkway

Bldg. A, Suite 260

Austin, Texas 78738

Attention: L. Joseph Boyer

Email: joe.boyer@atlastechnical.us

and

Boxwood Merger Corp

8801 Calera Drive

Austin, Texas 78735
Attention: Steve Kadenacy
Email: sk@boxwoodmc.com

With copies (which shall not constitute notice) to:

Kirkland & Ellis, LLP
609 Main Street, Suite 4700
Houston, TX 77002

Fax:	(713) 836-3601
Email:	wbenitez@kirkland.com
julian.seiguer@kirkland.com
Attention:	William J. Benitez, P.C.
Julian J. Seiguer, P.C.

and

Winston & Strawn

200 Park Avenue

New York, New York 10166-4193

Fax:	(212) 294-5336
Email:	jrubinstein@winston.com
josborn@winston.com
Attention:	Joel Rubinstein
Jason Osborn

and

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

Fax:	(212) 728-9270
Email:	wgump@willkie.com
vokasmaa@ willkie.com
Attention:	William H. Gump
Viktor Okasmaa

or to such other address or to such other Person as either Party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication or electronically, when transmitted to the applicable number or electronic mail address so specified in (or pursuant to) this Section 12.10 and an appropriate answerback is received or, if transmitted after 5:00 p.m. Texas time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 12.11 Representation by Counsel; Interpretation. The Parties acknowledge that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 12.12 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect; provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 12.13 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

Section 12.14 Waiver of Jury Trial. EACH OF THE COMPANY, THE MEMBERS, THE MANAGING MEMBER AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER, HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY MEMBER OR INDEMNITEE, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 12.15 No Third Party Beneficiaries. Except as expressly provided in Sections 7.4 and 10.2, nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

Section 12.16 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, a Party Affiliate may have obligations under any documents, agreements or instruments delivered contemporaneously herewith or otherwise contemplated by this Agreement if such Party Affiliate is a party to such document, agreement, agreement or instrument. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Party Affiliate is expressly intended as a third party beneficiary of this Section 12.16.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.

COMPANY:

ATLAS TC HOLDINGS LLC

By:	/s/ Stephen M. Kadenacy
Name:	Stephen M. Kadenacy
Title:	Chief Executive Officer

MANAGING MEMBER:

BOXWOOD MERGER CORP.

By:	/s/ Stephen M. Kadenacy
Name:	Stephen M. Kadenacy
Title:	Chief Executive Officer

MEMBERS:

ATLAS TECHNICAL CONSULTANTS HOLDINGS LP

By: Atlas Technical Consultants Holdings GP LLC
Its: General Partner

By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer

Signature Page to Amended and Restated Limited Liability Company Agreement of Atlas TC Holdings LLC

GSO COF III AIV-2 LP
By: GSO Capital Opportunities Associates III LLC, its general partner

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

Signature Page to Amended and Restated Limited Liability Company Agreement of Atlas TC Holdings LLC

EXHIBIT A

Members	Number of Shares of Class B Common Stock Owned	Number of Common Units Owned	Number of Preferred Units Owned
Boxwood Merger Corp.	-	5,827,342	-
Atlas Technical Consultants Holdings LP	23,902,889	23,902,889	-
GSO COF III AIV-2 LP		2,200,000	145,000

Signature Page to Amended and Restated Limited Liability Company Agreement of Atlas TC Holdings LLC

EXHIBIT B

Officer Listing